Exhibit 99.(k)(6)

EXECUTION VERSION

CONFIDENTIAL

AGREEMENT AND PLAN OF REORGANIZATION

by and among

OPPORTUNISTIC CREDIT INTERVAL FUND,

MOUNT LOGAN MANAGEMENT, LLC,

YIELDSTREET ALTERNATIVE INCOME FUND INC.,

and

WILLOW ASSET MANAGEMENT LLC

Dated as of March 18, 2026

THIS FORM OF AGREEMENT IS SUBJECT TO REVISION BY THE ACQUIRING FUND AT ANY TIME AND SHALL BE KEPT CONFIDENTIAL BY THE ACQUIRED FUND AND THE ACQUIRED FUND MANAGER PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY WILLOW WEALTH INC. (F/K/A YIELDSTREET INC.) AND MOUNT LOGAN MANAGEMENT, LLC WITH RESPECT TO THE SUBJECT MATTER HEREOF. THIS FORM OF AGREEMENT IS NOT INTENDED TO CREATE, NOR WILL IT CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE. THE PARTIES ACKNOWLEDGE AND AGREE THAT, UNTIL THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY EACH OF THE PARTIES HERETO, EACH PARTY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL PROPOSALS MADE WITH REGARD TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO TERMINATE DISCUSSIONS AND NEGOTIATIONS AT ANY TIME, IN SUCH PARTY’S OR ITS AFFILIATES’ SOLE AND ABSOLUTE DISCRETION AND WITHOUT GIVING ANY REASON THEREFOR.

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	5.14.	Public Announcements	28
	5.15.	Repayment of Acquired Fund Credit Facility	28
	5.16.	Stockholder Litigation	28
	5.17.	Directors and Officers Indemnification and Insurance	29

6.	CONDITIONS PRECEDENT		30

	6.1.	Conditions Precedent to Obligations of Acquired Fund	30
	6.2.	Conditions Precedent to Obligations of Acquiring Fund	30
	6.3.	Other Conditions Precedent	31

7.	SURVIVAL		33

	7.1.	Survival	33
	7.2.	Remedies Exclusive	33
	7.3.	Liability of the Acquired Fund	34
	7.4.	Liability of the Acquiring Fund	34

8.	EXPENSES		34

	8.1.	Expenses of Reorganization	34

9.	TERMINATION		35

	9.1.	Termination	35
	9.2.	Effect of Termination	37
	9.3.	Termination Fees; Expenses	37

10.	NOTICES		39

11.	MISCELLANEOUS		40

	11.1.	Entire Agreement	40
	11.2.	Headings	40
	11.3.	Governing Law; Venue; Waiver of Jury Trial	40
	11.4.	Assignment; No Third Party Beneficiaries	41
	11.5.	Specific Performance	41
	11.6.	Severability	42
	11.7.	Amendments	42
	11.8.	Counterparts	42
	11.9.	Waiver	43
	11.10.	Interpretation; Definitions	43
	11.11.	No Admission	43
	11.12.	Exhibits and Schedules	44

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Appendix A Definitions

Schedule A Voting and Support Agreement Signatories

Exhibit A Form of Voting and Support Agreements

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of March 18, 2026 by and between Opportunistic Credit Interval Fund, a Delaware statutory trust (the “Acquiring Fund”), and Yieldstreet Alternative Income Fund Inc., a Maryland corporation (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”). Mount Logan Management, LLC, a Delaware limited liability company and the investment adviser to the Acquiring Fund (the “Acquiring Fund Manager”), joins this Agreement solely for purposes of Sections 7.1 and 8.1, and Willow Asset Management LLC, a Delaware limited liability company and the investment adviser to the Acquired Fund (the “Acquired Fund Manager”), joins this Agreement solely for purposes of Sections 5.12, 5.16, 5.17(b), 7.1, 8.1, 9.1 and 9.3.

WHEREAS, the reorganization will consist of (i) the transfer of all of the Assets (as defined in Section 1.2) of the Acquired Fund to the Acquiring Fund in exchange for Consideration (as defined in Section 2.2), which shall be comprised of newly issued Class I common shares of beneficial interest of the Acquiring Fund, no par value (the “Acquiring Fund Shares”) calculated in accordance with Section 2 hereto, (ii) the assumption of all Assumed Liabilities (as defined in Section 1.3) of the Acquired Fund by the Acquiring Fund, and (iii) the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders (as defined below) as part of the complete liquidation of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”);

WHEREAS, the Acquiring Fund and the Acquired Fund are each closed-end management investment companies registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Acquiring Fund is authorized to issue its shares of beneficial interest;

WHEREAS, (i) the Board of Trustees of the Acquiring Fund (the “Acquiring Fund Board”) has authorized and approved, including by a majority of trustees who are not “interested persons” of the Acquiring Fund, and (ii) the Board of Directors of the Acquired Fund (the “Acquired Fund Board”) upon the approval of and recommendation by the Special Committee of the Acquired Fund Board (the “Special Committee”) has unanimously authorized and approved (A) this Agreement, (B) the Reorganization and (C) the execution, delivery and performance of the voting and support agreements contemplated hereby;

WHEREAS, as an inducement to and condition of the Acquired Fund’s and the Acquiring Fund’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the persons listed on Schedule A are entering into voting and support agreements substantially in the form attached as Exhibit A; and

WHEREAS, it is intended that, for United States federal income tax purposes, (i) the transactions contemplated by this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that the Agreement shall constitute a “plan of reorganization” for purposes of the Code.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	THE REORGANIZATION AND FUND TRANSACTIONS

1.1.         The Reorganization. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, and in accordance with the laws of the State of Delaware, at the Effective Time (as defined in Section 3.1(b)), the Acquired Fund shall assign, deliver and otherwise transfer the Assets (as defined in Section 1.2) to the Acquiring Fund in exchange for the Consideration. At the Effective Time, the Acquiring Fund shall issue Acquiring Fund Shares to the Acquired Fund for transfer to the Acquired Fund Shareholders as hereinafter provided. The number of Acquiring Fund Shares shall be determined as set forth in Section 2.2. Acquiring Fund Shares may be issued as provided in Section 2.3.

1.2.         Assets of the Acquired Fund. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property that can legally be transferred, whether accrued or contingent, known or unknown, including, without limitation, all cash, cash equivalents, securities, loans, real estate interests, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund at the Effective Time (as defined in Section  3.1(b)), books and records of the Acquired Fund (or copies thereof consistent with Rule 31a-3 under the 1940 Act), and any other property owned by the Acquired Fund at the Effective Time (collectively, the “Assets”). For the avoidance of doubt, the Assets shall not include any assets or property that cannot be transferred to the Acquiring Fund pursuant to applicable law or regulation.

1.3.         Liabilities of the Acquired Fund. The Acquired Fund will use commercially reasonable efforts to discharge, or make provisions for, all of its known liabilities and obligations prior to the Effective Time consistent with its obligation to continue its operations and to pursue its investment objective and strategies in accordance with the terms as presented in the Proxy Statement/Prospectus (as defined in Section 5.6) in connection with the Reorganization. To the extent the Acquired Fund is unable to discharge or make provisions for any such liability or obligation prior to the Effective Time, the Acquiring Fund will assume all remaining liabilities and obligations of the Acquired Fund, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, including, for the avoidance of doubt, any post-Closing funding obligations and unfunded commitments with respect to investments of the Acquired Fund, other than, for the avoidance of doubt, (a) any obligation of the Acquired Fund to make the distributions contemplated by this Agreement or to perform other obligations under this Agreement, (b) the discharge of any Acquired Fund Credit Facility (as defined in Section 5.15) of the Acquired Fund contemplated by this Agreement and (c) any expenses required to be borne by the Acquired Fund or the Acquired Fund Manager after Closing pursuant to Section 8.1 (the “Assumed Liabilities”). At and after the Effective Time, such Assumed Liabilities shall become and be the liabilities of the Acquiring Fund and may be enforced against the Acquiring Fund to the extent as if the same had been incurred by the Acquiring Fund.

1.4.         Distribution of Acquiring Fund Shares to Acquired Fund Shareholders. As soon as is reasonably practicable after receipt from the Acquiring Fund of the Consideration pursuant to Section 1.1, the Acquired Fund will distribute (in accordance with the terms hereof), in complete liquidation of the Acquired Fund, to the record holders of the shares of the Acquired Fund determined as of the Effective Time (the “Acquired Fund Shareholders”) in such amounts as determined pursuant to the terms hereof and in accordance with such shareholders’ entitlements thereto all the Acquiring Fund Shares. The distribution of Acquiring Fund Shares will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders entitled to receive Acquiring Fund Shares. Thereafter, all issued and outstanding shares of the Acquired Fund (the “Acquired Fund Shares”) will be canceled on the books of the Acquired Fund. The Acquiring Fund shall not issue share certificates representing the Acquiring Fund Shares in connection with such transfer, except for any global certificate or certificates required by a securities depository in connection with the establishment of book-entry ownership of the Acquiring Fund Shares.

1.5.         Recorded Ownership of Acquiring Fund Shares. Ownership by Acquired Fund Shareholders of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent at the Closing (as defined below), or as soon thereafter as is reasonably practicable.

1.6.         Filing Responsibilities of Acquired Fund. Except as otherwise expressly provided herein or agreed to in writing by the parties prior to the Closing Date (as defined in Section 3.1), any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the U.S. Securities and Exchange Commission (the “Commission”), any state securities commission, any state corporate registry, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date. Thereafter, any such reporting responsibility of the Acquired Fund shall be the responsibility of the Acquiring Fund.

1.7.         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including any interest, penalties or additions thereto) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Acquired Fund. The Acquired Fund shall file all necessary tax returns and other documentation with respect to all such taxes and fees, and the Acquiring Fund shall cooperate with the Acquired Fund in the preparation and filing of such returns and documentation.

1.8.         Termination of Acquired Fund. Promptly after the distribution of Acquiring Fund Shares pursuant to Section 1.4, the Acquired Fund shall take, in accordance with Maryland law and the 1940 Act, all steps as may be necessary or appropriate to effect a complete deregistration, liquidation, dissolution and termination of the Acquired Fund as soon as reasonably practicable.

2.	VALUATION

2.1.	Net Asset Value per Acquired Fund Share.

(a)           Not less than two (2) Business Days prior to the Closing Date (such date, the “Determination Date”), the Acquired Fund shall deliver to the Acquiring Fund a calculation of the estimated net asset value of the Acquired Fund as of the Valuation Time on the Determination Date (the “Closing Acquired Fund Net Asset Value”), as determined by the Acquired Fund Manager as valuation designee, calculated in good faith and based on the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the calculation of the net asset value of the Acquired Fund as of December 31, 2025 as modified by Section 8.1, and in accordance with the applicable rules and regulations promulgated under the 1940 Act, including Rule 2a-5 thereunder, and ASC 820; provided, however, in the event of any inconsistency between the procedures, the parties hereto may confer and mutually agree on the valuation procedures; provided, further, that the Acquired Fund shall update and redeliver the calculation of the Closing Acquired Fund Net Asset Value, as reapproved by the Acquired Fund Manager as valuation designee, in the event there is a material change to the Closing Acquired Fund Net Asset Value between the Determination Date and the Closing Date and as needed to ensure the Closing Acquired Fund Net Asset Value is determined within two (2) Business Days prior to the Effective Time. The Chief Financial Officer of the Acquired Fund shall certify in writing to the Acquiring Fund the calculation of the Closing Acquired Fund Net Asset Value.

(b)           Not less than two (2) Business Days prior to the Closing Date, the Acquiring Fund shall deliver to the Acquired Fund a calculation of the estimated net asset value of the Acquiring Fund as of the Valuation Time on the Determination Date (the “Closing Acquiring Fund Net Asset Value”), as determined by the Acquiring Fund Manager as valuation designee, calculated in good faith and based on the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the calculation of the net asset value of the Acquiring Fund as of December 31, 2025 as modified by Section 8.1, and in accordance with the applicable rules and regulations promulgated under the 1940 Act, including Rule 2a-5 thereunder, and ASC 820; provided, however, in the event of any inconsistency between the procedures, the parties hereto may confer and mutually agree on the valuation procedures; provided, further, that the Acquiring Fund shall update and redeliver the calculation of the Closing Acquiring Fund Net Asset Value, as reapproved by the Acquiring Fund Manager, in the event there is a material change to the Closing Acquiring Fund Net Asset Value between the Determination Date and the Closing Date and as needed to ensure the Closing Acquiring Fund Net Asset Value is determined within two (2) Business Days prior to the Effective Time. The Chief Financial Officer of the Acquiring Fund shall certify in writing to the Acquired Fund the calculation of the Closing Acquiring Fund Net Asset Value.

(c)           Each of the Acquired Fund and the Acquiring Fund shall afford the other, and the other’s respective Representatives, reasonable access to the individuals who have prepared the calculations of the Closing Acquired Fund Net Asset Value and the Closing Acquiring Fund Net Asset Value, as applicable, and to the applicable information, books, records, work papers and back-up materials (including any reports prepared by valuation agents) subject, in each case, to the execution of customary access letters, if required by third parties, used in preparing the same, in order to assist the other and the other’s respective Representatives in reviewing the calculations undertaken pursuant to this Section 2.1.

2.2.         Calculation of Number of Acquiring Fund Shares. As of the Effective Time, each Acquired Fund Share outstanding immediately prior to the Effective Time shall be exchanged for Acquiring Fund Shares in an amount equal to the ratio of the Closing Acquired Fund Net Asset Value per share of the Acquired Fund determined in accordance with Section 2.1(a) to the Closing Acquiring Fund Net Asset Value per share of the Acquiring Fund determined in accordance with Section 2.1(b) (“Consideration”).

2.3.         Fractional Shares. Fractional Acquiring Fund Shares may be distributed in connection with the Reorganization. In the event Acquired Fund Shareholders are entitled to receive fractional Acquiring Fund Shares, the Acquiring Fund’s transfer agent will distribute such fractional shares to the Acquired Fund Shareholders in connection with the distribution described in Section 1.4. No aggregation, sale or cash payment in lieu of fractional Acquiring Fund Shares shall occur.

3.	CLOSING

3.1.	Closing.

(a)           Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place by the exchange of documents and signatures (including by electronic transmission) on the first Business Day that is five (5) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) or at such other time, date or place as the Acquiring Fund and the Acquired Fund may mutually agree in writing; provided, however, in no event shall the Closing occur earlier than fifteen (15) days following the receipt of the Acquired Fund Shareholder Approval pursuant to Section 6.3(a) without the prior written consent of the Acquiring Fund (the “Closing Date”).

(b)           Unless otherwise agreed in writing by the parties, the Closing shall be effective as of 10:00 a.m. (New York City time) on the Closing Date (the “Effective Time”), and all acts taking place at the Closing shall be deemed to occur simultaneously at the Effective Time.

3.2.        Transfer and Delivery of Assets. The Acquired Fund shall direct Wilmington Savings Fund Society, FSB (“WSFS”), as custodian for the Acquired Fund, to deliver to the Acquiring Fund at the Closing a certificate or representation of an authorized officer of WSFS stating that the Assets were delivered in proper form to the Acquiring Fund at the Effective Time. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument, if any, shall be presented by WSFS, on behalf of the Acquired Fund, to U.S. Bank, N.A (“US Bank”), as custodian for the Acquiring Fund. Such presentation shall be made for examination as soon as reasonably practicable following the Effective Time and shall be transferred and delivered by the Acquired Fund as soon as reasonably practicable following the Effective Time for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. WSFS, on behalf of the Acquired Fund, shall deliver to US Bank, as custodian of the Acquiring Fund, as of the Effective Time, by book entry, in accordance with the customary practices of WSFS and of each “securities depository,” as defined in Rule 17f-4 under the 1940 Act, in which the Assets are deposited, the Assets deposited with such depositories.

3.3.         Share Records. The Acquired Fund shall direct SS&C Global Investor and Distribution Services, Inc., in its capacity as transfer agent for the Acquired Fund (the “Transfer Agent”), to deliver to the Acquiring Fund at the Closing a certificate or other documentation of an authorized officer of the Transfer Agent stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such Acquired Fund Shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Secretary of the Acquired Fund a confirmation evidencing that the Transfer Agent has been instructed to credit an appropriate number of Acquiring Fund Shares (as calculated in accordance with the terms hereof) to the Acquired Fund as of the Effective Time, or provide other evidence reasonably satisfactory to the Acquired Fund as of the Effective Time that such Acquiring Fund Shares will be credited to the Acquired Fund’s accounts on the books of the Acquiring Fund (or credited to the accounts of the Acquired Fund Shareholders that receive any amount of Consideration).

3.4.         Failure To Deliver Assets. If the Acquired Fund is unable to make delivery pursuant to Section 3.2 to the custodian for the Acquiring Fund of any of the Assets of the Acquired Fund for the reason that any of such Assets have not yet been delivered to it by the Acquired Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Acquired Fund shall deliver, with respect to said Assets, executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund or its custodian, including brokers’ confirmation slips, and shall use its reasonable best efforts to deliver any such Assets to the custodian as soon as reasonably practicable. In addition, with respect to any Asset that requires additional documentation by an Asset’s issuer or other third party in order to effect a transfer of such Asset, the Acquired Fund will identify each such asset to the Acquiring Fund on a mutually agreed upon date prior to the Closing Date and will engage with the Acquiring Fund to complete such documentation as necessary to transfer such Assets to the Acquiring Fund’s custodian as soon as reasonably practicable.

4.	REPRESENTATIONS AND WARRANTIES

4.1.         Representations and Warranties of the Acquired Fund. Except as (i) has been fully disclosed to the Acquiring Fund as of the date of this Agreement in a written instrument executed by an officer of the Acquired Fund (such written instrument, the “Acquired Fund Disclosures”) or (ii) has been disclosed in any material forms, documents or reports (including any amendments thereto and any exhibits or other documents incorporated by reference therein), other than any disclosures set forth under the heading “Risk Factors” and any disclosures that are forward looking in nature, filed or furnished by the Acquired Fund prior to the date of this Agreement with the United States Securities and Exchange Commission, the Acquired Fund represents and warrants to the Acquiring Fund as follows:

(a)           The Acquired Fund is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland with power under its Articles of Amendment and Restatement and Amended and Restated By-Laws, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently and proposed to be conducted. The Acquired Fund is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Fund.

(b)           The Acquired Fund is, and at all times since its inception has been, duly registered with the Commission as a closed-end management investment company under the 1940 Act, and the Acquired Fund Shares have been registered under and sold in compliance with the Securities Act of 1933, as amended (the “1933 Act”).

(c)           Subject in each case to obtaining the Acquired Fund Shareholder Approval (as defined below):

(i)             the Acquired Fund has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(ii)            the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Acquired Fund have been duly authorized by all necessary action on the part of the Acquired Fund; and

(iii)           the Acquired Fund has duly and validly approved, executed and delivered this Agreement and, at or prior to the Closing, the Acquired Fund will have duly and validly approved, executed and delivered each other ancillary agreement to which it is a party.

(d)           The Acquired Fund Board has unanimously, at a meeting duly called and held, by resolutions adopted by the directors and upon the unanimous approval of and recommendation by the Special Committee, (i) approved and adopted this Agreement and the transactions contemplated hereby and approved the voting and support agreements, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Acquired Fund and the Acquired Fund Shareholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Acquired Fund’s shareholder meeting (“Shareholder Meeting”) and (iv) made the Acquired Fund Recommendation (provided that any change or modification or rescission of such recommendation by the Acquired Fund Board in accordance with Section 5.12(d) shall not be a breach of the representation in this clause (iv)).

(e)            [Reserved].

(f)            Assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund, this Agreement constitutes the valid and binding obligation of the Acquired Fund, enforceable against the Acquired Fund in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.

(g)           At the Effective Time, the Acquired Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances (except (i) for any encumbrances arising under this Agreement, if any, (ii) encumbrances relating to the transferability of securities arising under applicable securities Laws, if any, or (iii) as otherwise disclosed in the Acquired Fund Disclosures), and immediately upon delivery and payment for the Assets, the Acquiring Fund will acquire all rights of the Acquired Fund thereto, subject to no restrictions on the full transfer thereof other than such restrictions as might arise under the 1933 Act. No person or entity (other than the Acquired Fund) has any rights, title to or interests in the Assets.

(h)           No consent, approval, authorization, or order of any court or governmental or similar authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and such as may be required under state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(i)           The shareholder reports, marketing and other related materials of the Acquired Fund and each prospectus, statement of additional information of the Acquired Fund used for a period of three (3) years prior to the date of this Agreement conform or conformed at the time of their use, in each case, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(j)           Except as otherwise disclosed in the Acquired Fund Disclosures, the Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of securities laws (including the 1933 Act, the 1940 Act and applicable state blue sky laws) or any federal, state, local, municipal, provincial, territorial, national, foreign or other statute, law (including common law), act, code, order, award, injunction, decree, judgment, verdict, rule, constitution, directive, resolution, or regulation enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (“Law”) applicable to the Acquired Fund, (ii) a material conflict with or violation of its Articles of Amendment and Restatement and Amended and Restated By-Laws, each as amended from time to time, (iii) conflict with any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound, (iv) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound or (v) the requirement to obtain any governmental authorization or make any filing with or provide any notice to any court, governmental body, arbitral body (public or private) or any entity or body exercising similar authority (a “Governmental Authority”) or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (i), (iii), (iv) and (v) where such breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on the Acquired Fund or would not adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement.

(k)           Except as otherwise disclosed in the Acquired Fund Disclosures, all material contracts or other commitments of the Acquired Fund (other than this Agreement) will terminate without liability or obligation to the Acquired Fund on or prior to the Effective Time.

(l)           Except as otherwise disclosed in the Acquired Fund Disclosures, no litigation or administrative proceeding or investigation of or before any Governmental Authority is presently pending or, threatened in writing, or to the actual knowledge of Ted Yarbrough, Stephen Ferrara, William Majeski and Fahd Basir (collectively, the “Acquired Fund Knowledge Parties”) after reasonable due inquiry of those employees immediately reporting to such executive officers (the “Acquired Fund’s Knowledge”), threatened orally against the Acquired Fund or any of the Acquired Fund’s properties or assets, that, if adversely determined, is individually or in the aggregate, reasonably likely to be materially adverse to the Acquired Fund’s financial condition or business or would adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement. To the Acquired Fund’s Knowledge, there are no facts which are reasonably likely to form the basis for the institution of such proceedings, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any Governmental Authority that would be material to the Acquired Fund’s business or would adversely impact its ability to consummate or materially delay the transactions herein contemplated. There are no outstanding settlements, orders, judgments, injunctions or decrees against the Acquired Fund or the Acquired Fund Shares.

(m)           The financial statements and financial highlights of the Acquired Fund at, as of and for its most recently completed fiscal year ended December 31, 2025, have been audited by                 , independent registered public accounting firm to the Acquired Fund, and have been prepared in all material respects in accordance with accounting principles generally accepted in the United States of America (“GAAP”), except as otherwise disclosed therein, consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial position, results of operations, and changes in net assets of the Acquired Fund as of such date and for the period then ended, and there are no known contingent liabilities of the Acquired Fund required to be reflected on the statement of assets and liabilities (including the notes thereto) in accordance with GAAP as of such date that are not disclosed therein. The Acquired Fund maintains standard accounting policies established and administered in accordance with GAAP. The Acquired Fund has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that its business is operated, in all material respects, in accordance with applicable Laws, (ii) regarding the reliability of the Acquired Fund’s financial reporting and the preparation of financial statements in accordance with GAAP and (iii) that material receipts and expenditures of the Acquired Fund are being made in accordance with the authorization of the officers and directors (or their equivalent) of such entity. To the Acquired Fund’s Knowledge, in the past three (3) years, there has been no fraud, or claim or allegation of fraud, by or against the named executive officers of the Acquired Fund relating to the operation of the Acquired Fund.

(n)           Since December 31, 2025, there has not been any change in the Acquired Fund’s financial condition, assets and liabilities (on a consolidated basis) or business that would be, individually or in the aggregate, materially adverse to the Acquired Fund, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness, except as otherwise disclosed in Section 4.1(n) the Acquired Fund Disclosures. For the purposes of this Section 4.1(n), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or purchase or the redemption of the Acquired Fund’s shares by shareholders of the Acquired Fund shall not, in and of itself, constitute a material adverse change either individually or in the aggregate (provided, any change, event, occurrence or fact underlying such decline in market values of the securities may be taken into account in determining whether a material adverse change has occurred).

(o)           The Acquired Fund does not have any liabilities or obligations, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due (collectively, the “Liabilities”) arising out of or related to its business, other than liabilities or obligations that (i) are expressly reflected or reserved against on the financial statements of the Acquired Fund, (ii) were incurred in the ordinary course of business consistent with past practice that do not arise from a breach of contract, tort, infringement or violation of Law, including the performance of any contract to which the Acquired Fund is a party as of the date hereof, (iii) individually and in the aggregate would not be materially adverse to the Acquired Fund, (iv) arise out of the termination of any contract in connection with the transactions contemplated by this Agreement, or (v) do not and will not materially impair the ability of the Acquired Fund to perform its obligations hereunder, or the ability of the Acquiring Fund to conduct the business from and after the Closing as it is currently or proposed to be conducted. Other than the Assumed Liabilities and any Liabilities of the Acquired Fund required to be paid by the Acquired Fund Manager in accordance with Section 8.1(b), the Acquired Fund will use commercially reasonable efforts to discharge, or make provisions for, all of its known Liabilities before the Effective Time.

(p)           At the Effective Time, all material federal, state, local and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by Law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all material federal, state, local and other taxes shown as due or required to be shown as due on said returns, forms and reports shall have been paid or provision shall have been made for the payment thereof, and no such return is currently under audit, and no material assessment has been asserted, in writing, with respect to such returns, which assessment has not been resolved.

(q)           The Acquired Fund has not taken any action and, to the Acquired Fund’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r)           The Acquired Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since and including the taxable year ending in 2022 (including the taxable year ending on the Closing Date), the Acquired Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 et seq. of the Code and has been eligible to and has computed its federal income tax under Section 852 of the Code and expects to continue to meet such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquired Fund except as set forth in the Acquired Fund Disclosures. The Acquired Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquired Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder.

(s)           Except as set forth in the Acquired Fund Disclosures, the Acquired Fund is in compliance with all Laws applicable to its business, properties or assets in all material respects. Without limiting the foregoing, the Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest. To the Acquired Fund’s Knowledge, the Acquired Fund has complied in all material respects with applicable requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld and is not liable for any material penalties which could be imposed thereunder.

(t)            All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in Section 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired Fund Shares, nor is there outstanding any security convertible into any of the Acquired Fund Shares.

(u)           The Proxy Statement/Prospectus (as defined in Section 5.6), insofar as it relates to information provided by the Acquired Fund for the use therein, will, as of the effective time of the Acquiring Fund’s registration statement on Form N-14 (the “Registration Statement”) in which it is included and any time prior to the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which such statements were made, not misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder; provided, however, that the representations and warranties of this subsection (u) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein.

(v)           The adoption of this Agreement by the holders of at least a majority of the outstanding shares of the Acquired Fund entitled to vote thereon at the Acquired Fund shareholders’ meeting (the “Acquired Fund Shareholders Meeting”) is the only vote or consent of the holders of any class or series of equity interests or other securities of the Acquired Fund required in order to approve this Agreement and consummate the transactions contemplated hereby.

(w)           Except for Lincoln International LLC, there are no brokers or finders entitled to receive any payments in connection with this Agreement and the transactions contemplated herein. (x) The Special Committee has received the opinion of Lincoln International LLC, dated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the limitations and assumptions set forth in such opinion, the Consideration is fair, from a financial point of view, to the Acquired Fund Shareholders.

(y)           Since December 31, 2025, through the date of this Agreement, except as expressly contemplated by this Agreement, (a) the business of the Acquired Fund has been conducted in the ordinary course of business consistent with past practice, (b) the Acquired Fund has not taken any action that would constitute a breach of Section 5.1 if such action had been taken after the date of this Agreement, and (c) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had an Acquired Fund Material Adverse Effect.

(z)           The representations and warranties of the Acquired Fund set forth in this Section 4.1 are the only representations and warranties made by the Acquired Fund with respect to Acquired Fund or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Section  4.1, (i) the Acquired Fund makes no other representation or warranty, express or implied, as to any matter whatsoever relating to the Acquired Fund or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including as to merchantability or fitness for any particular use or purpose and (ii) except with respect to Fraud or as otherwise agreed in any other agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquired Fund, any of its affiliates, or any of its or their respective officers, directors, employees, agents, Representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquiring Fund or any other person resulting from the distribution to the Acquiring Fund or its affiliates or Representatives, or the Acquired Fund’s use, of any information relating to the Acquired Fund or any of its affiliates, or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including any descriptive memoranda, summary business descriptions or any information, documents or materials made available by the Acquired Fund or any of its affiliates or its or their respective Representatives to the Acquiring Fund or any of its affiliates or its or their respective Representatives, whether orally or in writing, in expectation of the transactions contemplated by this Agreement or any ancillary agreement.

(aa)           In entering into this Agreement, the Acquired Fund acknowledges and agrees that it has relied solely upon its investigation, review and analysis and not on any factual representations or opinions or representations or warranties of the Acquiring Fund, its Representatives or any other person (except the representations and warranties of the Acquiring Fund set forth in Section 4.2 and of the Acquiring Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager). The Acquired Fund hereby acknowledges and agrees that (i) other than the representations and warranties of the Acquiring Fund set forth in Section 4.2, and the representations and warranties of the Acquiring Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquiring Fund, Acquiring Fund Manager or any of their respective affiliates, officers, trustees, directors, employees, agents, Representatives, stockholders or members, make or have made, and the Acquired Fund is not relying on, any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement, and (ii) except as set forth in Section 4.2, or any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquiring Fund, any of its affiliates, or any of their respective officers, trustees, directors, employees, agents, Representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquired Fund or any other person resulting from the distribution to the Acquired Fund, its affiliates or their respective Representatives, or the Acquired Fund’s use, of any information relating to the Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement or ancillary agreement.

4.2.         Representations and Warranties of the Acquiring Fund. Except as (i) has been fully disclosed to the Acquired Fund as of the date of this Agreement in a written instrument executed by an officer of the Acquiring Fund (such written instrument, the “Acquiring Fund Disclosures”), or (ii) has been disclosed in any material forms, documents or reports (including any amendments thereto and any exhibits or other documents incorporated by reference therein), other than any disclosures set forth under the heading “Risk Factors” and any disclosures that are forward looking in nature, filed or furnished by the Acquiring Fund prior to the date of this Agreement with the United States Securities and Exchange Commission, Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a)           The Acquiring Fund is a statutory trust duly organized, validly existing, and in good standing under the Laws of the State of Delaware with power under its Amended and Restated Declaration of Trust and Amended and Restated By-Laws, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently and proposed to be conducted. The Acquiring Fund is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiring Fund.

(b)           The Acquiring Fund is, and at all times since its inception has been, duly registered with the Commission as a closed-end management investment company under the 1940 Act, and the Acquiring Fund Shares have been registered and sold in compliance with the 1933 Act.

(c)           Subject in each case to obtaining the Acquiring Fund Shareholder Approval (as defined below):

(i)             the Acquiring Fund has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(ii)            the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Acquiring Fund have been duly authorized by all necessary action on the part of the Acquiring Fund; and

(iii)           the Acquiring Fund has duly and validly approved, executed and delivered this Agreement and, at or prior to the Closing the Acquiring Fund will have duly and validly approved, executed and delivered each other ancillary agreement to which it is a party.

(d)           The Acquiring Fund Board has unanimously approved and adopted, including by a majority of trustees who are not “interested persons” of the Acquiring Fund, this Agreement and the transactions contemplated hereby, and determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Acquiring Fund and the Acquiring Fund Shareholders.

(e)           Assuming the due authorization, execution and delivery of this Agreement by the Acquired Fund, this Agreement constitutes the valid and binding obligation of the Acquiring Fund, enforceable against the Acquiring Fund in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.

(f)            No consent, approval, authorization, or order of any court or governmental or similar authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities Laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(g)           The shareholder reports, marketing and other related materials of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used for a period of three (3) years prior to the date of this Agreement conform or conformed at the time of their use, in each case, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(h)           Except as otherwise disclosed in the Acquiring Fund Disclosures, the Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of Laws applicable to the Acquiring Fund, (ii) a conflict with or violation of its Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws, each as amended from time to time, (iii) a conflict with any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, (iv) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound, or (v) the requirement to obtain any governmental authorization or make any filing with or provide any notice to any Governmental Authority or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (i), (iii), (iv) and (v) where such breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on the Acquiring Fund or would not adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement.

(i)            Except as otherwise disclosed in the Acquiring Fund Disclosures, no litigation or administrative proceeding or investigation of or before any Governmental Authority is presently pending or threatened in writing or to the actual knowledge of Edward Goldthorpe and Brandon Satoren after reasonable due inquiry of those employees immediately reporting to such executive officers (the “Acquiring Fund’s Knowledge”), threatened orally against the Acquiring Fund or any of the Acquiring Fund’s properties or assets, that, if adversely determined, is individually or in the aggregate, reasonably likely to be materially adverse to the Acquiring Fund’s financial condition or business or would adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement. To the Acquiring Fund’s Knowledge, there are no facts which are reasonably likely to form the basis for the institution of such proceedings, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any Governmental Authority that would be material to the Acquiring Fund’s business or would adversely impact its ability to consummate or materially delay the transactions herein contemplated. There are no outstanding settlements, orders, judgments, injunctions or decrees against the Acquiring Fund or the Acquiring Fund Shares.

(j)            The financial statements and financial highlights of the Acquiring Fund at, as of and for its most recently completed fiscal year ended September 30, 2025, have been audited by                 , independent registered public accounting firm to the Acquiring Fund, and have been prepared in all material respects in accordance with GAAP consistently applied, and such statements (copies of which have been furnished to the Acquired Fund) present fairly, in all material respects, the financial position, results of operations, and changes in net assets of the Acquiring Fund as of such date and for the period then ended, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on the statement of assets and liabilities (including the notes thereto) in accordance with GAAP as of such date that are not disclosed therein. The Acquiring Fund maintains standard accounting policies established and administered in accordance with GAAP. The Acquiring Fund has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that its business is operated, in all material respects, in accordance with applicable Laws, (ii) regarding the reliability of the Acquiring Fund’s financial reporting and the preparation of financial statements in accordance with GAAP and (iii) that material receipts and expenditures of the Acquiring Fund are being made in accordance with the authorization of the officers and trustees (or their equivalent) of such entity. To the Acquiring Fund’s Knowledge, in the past three (3) years, there has been no fraud, or claim or allegation of fraud, by or against the named executive officers of the Acquiring Fund relating to the operation of the Acquiring Fund.

(k)           Since September 30, 2025, there has not been any change in the Acquiring Fund’s financial condition, assets and liabilities (on a consolidated basis) or business that would be, individually or in the aggregate, materially adverse to the Acquiring Fund, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness, except as otherwise disclosed in the Acquiring Fund Disclosures. For the purposes of this Section 4.2(k), a decline in net asset value per share of Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of the Acquiring Fund’s liabilities, or purchase or the redemption of the Acquiring Fund’s shares by shareholders of the Acquiring Fund shall not, in and of itself, constitute a material adverse change either individually or in the aggregate (provided, any change, event, occurrence or fact underlying such decline in market values of the securities may be taken into account in determining whether a material adverse change has occurred).

(l)            The Acquiring Fund does not have any Liabilities arising out of or related to its business, other than liabilities or obligations that (i) are expressly reflected or reserved against on the financial statements of the Acquiring Fund, (ii) were incurred in the ordinary course of business consistent with past practice that do not arise from a breach of contract, tort, infringement or violation of Law, including the performance of any contract to which the Acquiring Fund is a party as of the date hereof, (iii) individually and in the aggregate would not be materially adverse to the Acquiring Fund, (iv) arise out of the termination of any contract in connection with the transactions contemplated by this Agreement, or (v) do not and will not materially impair the ability of the Acquiring Fund to perform its obligations hereunder, or the ability of the Acquiring Fund to conduct the business from and after the Closing as it is currently or proposed to be conducted.

(m)           At the Effective Time, all material federal, state, local and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by Law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all material federal, state, local and other taxes shown as due or required to be shown as due on said returns, forms and reports shall have been paid or provision shall have been made for the payment thereof, and no such return is currently under audit, and no material assessment has been asserted, in writing, with respect to such returns, which assessment has not been resolved.

(n)           The Acquiring Fund has not taken any action and, to the Acquiring Fund’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)           The Acquiring Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since and including the taxable year ending in 2020 (including the period through the Closing Date), the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 et seq. of the Code and has been eligible to and has computed its federal income tax under Section 852 of the Code and expects to continue to meet such requirements at all times through the Closing Date. The Acquiring Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquiring Fund except as set forth in the Acquiring Fund Disclosures. The Acquiring Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquiring Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder.

(p)           Except as set forth in the Acquiring Fund Disclosures, the Acquiring Fund is in compliance with all Laws applicable to its business, properties or assets in all material respects. Without limiting the foregoing, the Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its common shares of beneficial interest. To the Acquiring Fund’s Knowledge, the Acquiring Fund has complied in all material respects with applicable requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld and is not liable for any material penalties which could be imposed thereunder.

(q)           The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the Acquiring Fund and will have been issued in compliance in all material respects with applicable registration requirements and applicable securities Laws. The Acquiring Fund does not have any outstanding options, warrants or other rights to subscribe for or purchase any of the Acquiring Fund Shares, nor is there outstanding any security convertible into any of the Acquiring Fund Shares.

(r)            The Proxy Statement/Prospectus (as defined in Section 5.6), insofar as it relates to the Acquiring Fund, will, as of the effective time of the Registration Statement in which it is included and any time prior to the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which such statements were made, not misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder; provided, however, that the representations and warranties of this subsection (r) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquired Fund for use therein.

(s)            There are no brokers or finders entitled to receive any payments in connection with this Agreement and the transactions contemplated herein.

(t)            The representations and warranties of the Acquiring Fund set forth in this Section 4.2 are the only representations and warranties made by the Acquiring Fund with respect to Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Section 4.2, (i) the Acquiring Fund makes no other representation or warranty, express or implied, as to any matter whatsoever relating to the Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including as to merchantability or fitness for any particular use or purpose and (ii) except with respect to Fraud or as otherwise agreed in any other agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquiring Fund, any of its affiliates, or any of its or their respective officers, directors, employees, agents, Representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquired Fund or any other person resulting from the distribution to the Acquired Fund or its affiliates or Representatives, or the Acquiring Fund’s use, of any information relating to the Acquiring Fund or any of its affiliates, or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including any descriptive memoranda, summary business descriptions or any information, documents or materials made available by the Acquiring Fund or any of its affiliates or its or their respective Representatives to the Acquired Fund or any of its affiliates or its or their respective Representatives, whether orally or in writing, in expectation of the transactions contemplated by this Agreement or any ancillary agreement.

(u)           In entering into this Agreement, the Acquiring Fund acknowledges and agrees that it has relied solely upon its investigation, review and analysis and not on any factual representations or opinions or representations or warranties of the Acquired Fund, its Representatives or any other person (except the representations and warranties of the Acquired Fund set forth in Section 4.1 and of the Acquired Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager). The Acquiring Fund hereby acknowledges and agrees that (i) other than the representations and warranties of the Acquired Fund set forth in Section 4.1, and the representations and warranties of the Acquired Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquired Fund, Acquired Fund Manager or any of their respective affiliates, officers, directors, employees, agents, Representatives, stockholders or members, make or have made, and the Acquiring Fund is not relying on, any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Assets, the Assumed Liabilities, the Acquired Fund or any other matter relating to the transactions contemplated by this Agreement, and (ii) except as set forth in Section 4.1, or any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquired Fund, any of its affiliates, or any of their respective officers, directors, employees, agents, Representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquiring Fund or any other person resulting from the distribution to the Acquiring Fund, its affiliates or their respective Representatives, or the Acquiring Fund’s use, of any information relating to the Assets, the Assumed Liabilities, the Acquired Fund or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement.

5.	COVENANTS AND AGREEMENTS

5.1.         Conduct of Business. Each of the Acquired Fund and the Acquiring Fund covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article 9, except (i) as may be required by Law, (ii) as may be agreed in writing by the Acquiring Fund or the Acquired Fund, as applicable, (which consent shall not be unreasonably withheld, delayed or conditioned in case of Section (d), (e) or (n) below), (iii) as may be expressly contemplated pursuant to this Agreement or (iv) as set forth in Section 5.1 of the Acquired Fund Disclosures (in the case of actions by the Acquired Fund) or Section 5.1 of the Acquiring Fund Disclosures (in the case of actions by the Acquiring Fund), as applicable: (x) each of the Acquired Fund and the Acquiring Fund shall conduct its respective business in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by the Acquired Fund or the Acquiring Fund, as applicable, with respect to any of the matters specifically addressed by any other provisions of this Section 5.1 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions and (2) acquisitions and dispositions of investments in Acquired Fund’s portfolio securities or the Acquiring Fund’s portfolio securities, respectively, in accordance with this Agreement and the Acquired Fund’s or Acquiring Fund’s, as applicable, investment objectives, policies, and restrictions in effect as of the date of this Agreement will not be deemed to be a breach of this clause (x)); and (y) the Acquired Fund shall not, and the Acquiring Fund shall not (in the case of the Acquiring Fund, solely with respect to clauses (a), (b)(1), (g), (h), (i), (j), (k) and, to the extent related to the foregoing, (n) below; provided that, following the determination of the Closing Acquiring Fund Net Asset Value per share of the Acquiring Fund in accordance with Section 2.1(b) and until the Closing, the Acquiring Fund shall not take any action under any of clauses (b)(2), (c) (other than any issuance or sale of equity interests at then prevailing net asset value in the ordinary course), (d) and, to the extent related thereto, (n) below):

(a)           amend or otherwise modify, in any material respect, its organizational documents;

(b)           (1) split, combine, reclassify or amend the terms of any equity interest or (2) redeem, repurchase or otherwise acquire any equity interests, other than any redemptions or repurchases of equity interests at then prevailing net asset value in the ordinary course (not to exceed three percent (3%) of the outstanding shares of the Acquired Fund as of the determination date of the redemption or repurchase);

(c)           issue, sell, pledge, dispose of, encumber or grant any equity interests, options, warrants, convertible securities or other rights to acquire equity interests;

(d)           (i) declare, set aside, authorize, make or pay any dividend or other distribution with respect to its equity interests, other than (A) regular periodic distributions consistent with past practice and the applicable Fund’s disclosed investment objective and policies, (B) distributions required to maintain the applicable Fund’s qualification as a regulated investment company under the Code, or (C) the authorization and payment of any dividend or distribution necessary for the applicable Fund to maintain RIC status, as reasonably determined by the applicable Fund, or (ii) purchase, redeem or otherwise acquire equity interests of the applicable Fund;

(e)           directly or indirectly acquire (including by merger, consolidation or acquisition of assets or equity interests) any business or material amount of assets, other than acquisitions of portfolio investments made in accordance with Section 5.1(m);

(f)             incur indebtedness for borrowed money in excess of $100,000 or guarantee indebtedness of any Person (other than a wholly owned subsidiary) in excess of $100,000, except for indebtedness (i) incurred to refinance or replace existing indebtedness, (ii) incurred pursuant to agreements in effect as of the date of this Agreement, (iii) incurred in the ordinary course of business in excess of $10,000,000, or (iv) required to maintain RIC status;

(g)           amend, enter into, terminate or waive any material contract, other than in the ordinary course of business consistent with past practice and not reasonably expected to result in an Acquired Fund Material Adverse Effect or an Acquiring Fund Material Adverse Effect, as applicable;

(h)           make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or as otherwise required by applicable Law;

(i)            (i) make or change any material tax election, (ii) change any material method of tax accounting other than in the ordinary course, (iii) amend any material tax return, (iv) settle or compromise any material tax claim or audit, or (v) extend or waive any statute of limitations with respect to a material amount of taxes;

(j)            amend, terminate or waive any material rights under the Acquired Fund Investment Advisory Agreement (in the case of the Acquired Fund) or the investment advisory agreement between the Acquiring Fund Manager and the Acquiring Fund (in the case of the Acquiring Fund);

(k)           enter into any line of business outside the applicable Fund’s disclosed investment objective (other than activities of portfolio companies);

(l)            sell, lease, license, encumber or otherwise dispose of any material assets or rights, other than dispositions of portfolio investments in accordance with the Acquired Fund’s investment objective, policies and restrictions;

(m)           make any acquisition or investment in any Person (other than wholly owned subsidiaries), including (A) the direct or indirect acquisition of any corporation, partnership, limited liability company or other business organization or the assets thereof, (B) the making of any equity, debt or other investment in any other corporation, partnership, limited liability company or other business organization, or (C) any material amendment to or material restructuring of any existing investment, except for acquisitions of portfolio investments, provided, however, that the Acquiring Fund may make acquisitions or investments in the ordinary course of business in accordance with the Acquiring Fund’s disclosed investment objectives, policies and restrictions and the Acquired Fund may make the following acquisitions:

(i)             the acquisition of new Level 3 assets issued by existing portfolio companies (1) with a value, individually or in the aggregate, of no more than 2% of the Acquired Fund’s net asset value as of December 31, 2025 or (2) as contractually obligated under the Acquired Fund’s existing investment documents with portfolio companies (including undrawn commitments);

(ii)            acquisitions of Level 2 assets with four or more quotes on Bloomberg from different market makers or rated BB- or higher, in each case at a purchase price not to exceed par value and not lower than 95% of par value;

(iii)           acquisitions of Level 1 assets, including, without limitation, U.S. Treasury securities, money-market funds or similar cash-equivalent assets; provided, however, that acquisitions of Level 1 assets other than U.S. Treasury securities, money-market funds or similar cash-equivalent assets shall not exceed 5% of the 20-day average volume of such Level 1 security; and

(iv)           acquisitions pursuant to existing contractual commitments (including unfunded commitments), and acquisitions of liquid, market-quoted assets meeting the Acquired Fund’s valuation and credit criteria; or

(n)           enter into any agreement to do any of the foregoing.

5.2.         No Distribution of Acquiring Fund Shares. The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in connection with the Reorganization and in accordance with the terms of this Agreement.

5.3.	Access to Information; Confidentiality.

(a)            Upon reasonable notice, the Acquired Fund shall afford reasonable access to the Acquiring Fund’s Representatives, subject, in each case, to the execution of customary access letters, if required by third parties, in a manner not disruptive to the operations of the Acquired Fund, during normal business hours and throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the personnel, agents, properties, books and records of the Acquired Fund and, during such period, shall furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Fund as may reasonably be requested; provided, however, that nothing herein shall require the Acquired Fund to disclose any information to the Acquiring Fund if such disclosure would, in the reasonable judgment of the Acquired Fund, (i) cause significant competitive harm to the Acquired Fund if the transactions contemplated hereby are not consummated, (ii) violate applicable Law or the provisions of any contract to which the Acquired Fund is a party, or (iii) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege. No investigation or access permitted pursuant to this Section 5.3(a) shall affect or be deemed to modify any representation or warranty made by the Acquired Fund hereunder. The Acquiring Fund agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. Any confidentiality agreement between the parties shall apply with respect to information furnished by the Acquired Fund and its officers, employees and other Representatives hereunder.

(b)           Upon reasonable notice, the Acquiring Fund shall afford reasonable access to the Acquired Fund’s Representatives, subject, in each case, to the execution of customary access letters, if required by third parties, in a manner not disruptive to the operations of the Acquiring Fund, during normal business hours and throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the personnel, agents, properties, books and records of the Acquiring Fund and, during such period, shall furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquiring Fund as may reasonably be requested; provided, however, that nothing herein shall require the Acquiring Fund to disclose any information to the Acquired Fund if such disclosure would, in the reasonable judgment of the Acquiring Fund, (i) cause significant competitive harm to the Acquiring Fund if the transactions contemplated hereby are not consummated, (ii) violate applicable Law or the provisions of any contract to which the Acquiring Fund is a party, or (iii) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege. No investigation or access permitted pursuant to this Section 5.3(b) shall affect or be deemed to modify any representation or warranty made by the Acquiring Fund hereunder. The Acquired Fund agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3(b) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. Any confidentiality agreement between the parties shall apply with respect to information furnished by the Acquiring Fund and its officers, employees and other Representatives hereunder.

5.4.         Other Necessary Action. Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing.

5.5.	Shareholder Meeting.

(a)           Unless this Agreement has been terminated in accordance with its terms, the Acquired Fund shall call and hold a meeting of its shareholders to consider and act upon this Agreement and to take such other action under applicable federal and state law to obtain approval of the transactions contemplated herein (“Acquired Fund Shareholder Approval”). The Acquired Fund shall use commercially reasonable efforts to hold the Shareholder Meeting as soon as practicable and advisable after the date of the effectiveness of the Registration Statement filing.

(b)           The Acquired Fund, in consultation with the Acquiring Fund, shall (i) use reasonable best efforts to set a record date for persons entitled to notice of, and to vote at, the Shareholder Meeting, and (ii) use reasonable best efforts to ensure that such record date not be changed or such Shareholder Meeting be adjourned or otherwise postponed or delayed (unless the Acquiring Fund’s prior written consent has been provided).

(c)           Subject to Section 5.12, the Acquired Fund, through its Board of Directors, shall make a recommendation to the Acquired Fund shareholders to adopt this Agreement and approve the transactions contemplated hereby, including the Reorganization (“Acquired Fund Recommendation”), and shall include such Acquired Fund Recommendation in the Registration Statement and the related Proxy Statement/Prospectus. The Acquired Fund shall use reasonable best efforts to lawfully solicit from its shareholders proxies in favor of the adoption of this Agreement.

(d)           Except as expressly permitted by Section 5.12, neither the Acquired Fund Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Acquired Fund Recommendation in a manner adverse to the Acquiring Fund, (ii) fail to include the Acquired Fund Recommendation in the Registration Statement or related proxy statement/prospectus, (iii) approve, determine to be advisable, recommend or propose publicly to approve, determine to be advisable or recommend any Competing Proposal, or (iv) resolve, agree or publicly propose to take any of the foregoing actions (each such action in clauses (i) through (iv), an “Acquired Fund Adverse Recommendation Change”). Notwithstanding any Acquired Fund Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Acquired Fund of any Competing Proposal (whether or not a Superior Proposal).

5.6.         Registration Statement and Proxy Statement/Prospectus.

(a)           The Acquired Fund and the Acquiring Fund will mutually cooperate, using reasonable best efforts, to expeditiously prepare the Registration Statement, including the proxy statement/prospectus to be prepared by the Acquiring Fund to be included in the Registration Statement (the “Proxy Statement/Prospectus”), and to file the Registration Statement with the SEC as promptly as practicable after the execution of this Agreement and no later than thirty-five (35) days thereafter, and to have it declared effective by the SEC as soon as reasonably practicable. The Acquiring Fund and the Acquired Fund shall reasonably cooperate with any review of financial information and financial statements that is reasonably required in connection with the preparation and filing of the Registration Statement, including the issuance of any consents. As promptly as practicable after the Registration Statement shall have become effective (and in no event later than five (5) Business Days thereafter), the Acquired Fund shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Acquired Fund Shareholders. No filing of, or amendment or supplement to, the Registration Statement, including the Proxy Statement/Prospectus, will be made by either party without first providing the other party with a reasonable opportunity to review and comment thereon. The Registration Statement (including the Proxy Statement/Prospectus) shall comply in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

(b)           To the extent the Acquired Fund has not provided the Acquiring Fund with information regarding the Acquired Fund, and the Acquiring Fund has not provided the Acquired Fund with information regarding the Acquiring Fund, reasonably necessary for the preparation by the Acquiring Fund of the Proxy Statement/Prospectus in compliance with the 1933 Act, the 1934 Act and the 1940 Act, each party shall provide the materials and information necessary to prepare the Registration Statement and the Proxy Statement/Prospectus, for inclusion therein, in connection with the Shareholder Meeting to consider the approval of the transactions contemplated hereby and of the Acquiring Fund to consider the approval of the issuance of additional Acquiring Fund Shares in connection with this Agreement, each as described herein.

(c)           If at any time prior to the Closing, the Acquired Fund or the Acquiring Fund becomes aware of any untrue statement of material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made, the party discovering the item will notify the other party and the parties will cooperate in promptly preparing, filing and clearing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item.

(d)           The Acquired Fund and the Acquiring Fund agree to reasonably cooperate with each other, and shall or will have furnished the information relating to itself to be set forth in the Registration Statement as required by the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations thereunder and the state securities or blue sky laws.

5.7.         Liquidating Distribution. As soon as is reasonably practicable after receipt from the Acquiring Fund, the Acquired Fund will make a liquidating distribution to the Acquired Fund Shareholders consisting of the Acquiring Fund Shares in accordance with Section 1.4 of this Agreement.

5.8.         Efforts. The Acquiring Fund and the Acquired Fund shall each use their reasonable best efforts to fulfill or cause the fulfillment of the conditions precedent set forth in Article 6 of this Agreement to effect the transactions contemplated by this Agreement as promptly as reasonably practicable; provided that neither the Acquiring Fund nor the Acquired Fund shall be obligated to waive any such condition precedent.

5.9.         Other Instruments. Each of the Acquired Fund and the Acquiring Fund covenants that it will, from time to time as and when reasonably requested by the other party, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm: (a) to the Acquired Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) to the Acquiring Fund, title to and possession of all the Assets and assumption of the Assumed Liabilities assumed hereunder and otherwise to carry out the intent and purpose of this Agreement.

5.10.	Regulatory Approvals.

(a)           The Acquiring Fund shall use commercially reasonable efforts to obtain (and the Acquired Fund shall use its commercially reasonable efforts to cooperate with the Acquiring Fund in furtherance thereof), as promptly as practicable, all approvals, authorizations, consents, exemptions and clearances of, and to make all filings, registrations and notices with, any Governmental Authority required under the 1933 Act, the 1934 Act, the 1940 Act, the applicable state securities or “blue sky” laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in each case, that are necessary or advisable to consummate the transactions contemplated by this Agreement and to permit the Acquiring Fund to continue its operations following the Effective Time.

(b)           Each of the Acquiring Fund and the Acquired Fund shall keep the other reasonably informed of the status of all such filings and approvals and shall consult with the other in advance of any material communications with any Governmental Authority relating to the transactions contemplated by this Agreement. Neither the Acquiring Fund nor the Acquired Fund shall agree to any condition, restriction or undertaking imposed by any Governmental Authority in connection with obtaining any such approval or authorization that would reasonably be expected to materially and adversely affect the other party or the transactions contemplated hereby, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

5.11.       Final Tax Distribution. To the extent necessary to avoid entity-level income or excise tax, the Acquired Fund will declare one or more dividends payable prior to the time of Closing to its shareholders.

5.12.	No Solicitation.

(a)           Subject to Section 5.12(c), the Acquired Fund and the Acquired Fund Manager shall, and shall cause their respective directors, officers and their respective Representatives, to (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal (an “Inquiry”), and (ii) immediately terminate all physical and electronic data room access previously granted to any such third party.

(b)           Except as expressly provided in Section 5.12(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Acquired Fund and the Acquired Fund Manager shall not, and shall cause their respective directors, officers and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly facilitate or encourage the making of any Competing Proposal or Inquiry, (ii) continue or engage in negotiations or discussions with (it being understood that the Acquired Fund or the Acquired Fund Manager, as applicable, may inform Persons of the provisions contained in this Section 5.12), or knowingly furnish any information to, any third party relating to a Competing Proposal or any Inquiry or (iii) resolve, agree or publicly propose to do any of the foregoing.

(c)           Notwithstanding anything to the contrary in this Agreement (including in Section 5.12(a) or Section 5.12(b)), at any time prior to the date that Acquired Fund Shareholder Approval is obtained, in the event that the Acquired Fund (or its Representatives on the Acquired Fund’s behalf) receives directly or indirectly a written Inquiry or a written Competing Proposal from any third party that (i) the Acquired Fund Board determines in good faith to be bona fide, (ii) was unsolicited and (iii) did not otherwise result from a breach of this Section 5.12(c), the Acquired Fund, the Acquired Fund Board and its Representatives may engage or participate in negotiations or discussions with, or furnish any information and other access to, any third party making such Inquiry or Competing Proposal and its Representatives and affiliates and prospective debt and equity financing sources that have been specifically engaged for the purpose of financing such Competing Proposal if the Acquired Fund Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (A) such Inquiry or Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would be inconsistent with the fiduciary duties of the Acquired Fund Board under applicable Law; provided, that (x) prior to furnishing any information concerning the Acquired Fund, the Acquired Fund receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Acquired Fund containing confidentiality terms that are not materially less favorable in the aggregate to the Acquired Fund than those contained in the Confidentiality Agreement (unless the Acquired Fund offers to amend the Confidentiality Agreement to reflect such more favorable terms) (an “Acceptable Confidentiality Agreement”), and (y) the Acquired Fund shall concurrently provide or make available to the Acquiring Fund (I) an unredacted copy of each such Acceptable Confidentiality Agreement and (II) all non-public information concerning the Acquired Fund that it provides to any third party given such access that was not previously made available to the Acquiring Fund or its Representatives.

(d)           Neither the Acquired Fund nor the Acquired Fund Board nor any committee thereof shall effect an Acquired Fund Adverse Recommendation Change and, except as expressly provided in this Section 5.12(d), neither the Acquired Fund Board nor any committee thereof shall approve or recommend, and the Acquired Fund shall not (and shall cause its Representatives not to) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract or agreement, in each case constituting or with respect to, any Competing Proposal or Inquiry (each, an “Alternative Acquisition Agreement”), in each case other than an Acceptable Confidentiality Agreement, and neither the Acquired Fund Board nor any committee thereof shall resolve, agree or publicly propose to take any such actions. Notwithstanding the immediately preceding sentence, at any time prior to the receipt of Acquired Fund Shareholder Approval, the Acquired Fund Board may, if the Acquired Fund has received a Competing Proposal after the date of this Agreement that (i) the Acquired Fund Board has determined in good faith to be bona fide, (ii) was unsolicited, (iii) did not otherwise result from a breach of this Section 5.12, (iv) the Acquired Fund Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal and (v) failing to recommend such Competing Proposal to the Acquired Fund Shareholders would be inconsistent with the fiduciary duties of the Acquired Fund Board under applicable Law, make an Acquired Fund Adverse Recommendation Change, authorize, adopt or approve such Superior Proposal and/or cause the Acquired Fund to terminate this Agreement and enter into a binding definitive agreement providing for the consummation of such Superior Proposal concurrently with the termination of this Agreement in accordance with Article 9, provided, that:

(i)             the Acquired Fund shall have provided prior written notice to the Acquiring Fund, at least five (5) Business Days in advance, that it intends to make an Acquired Fund Adverse Recommendation Change or terminate this Agreement pursuant to Article 9 in order to enter into a binding definitive agreement providing for the consummation of a Superior Proposal (a “Notice of Superior Proposal”), which notice shall specify in reasonable detail the basis for such recommendation or termination and the identity of the Person or group of Persons making such Superior Proposal and the terms and conditions thereof and include a copy of the final negotiated definitive agreement providing for the consummation of such Superior Proposal and any material ancillary agreements thereto;

(ii)            after providing such notice and prior to terminating this Agreement, the Acquired Fund shall have negotiated, and shall have caused its Representatives to negotiate, with the Acquiring Fund and its Representatives in good faith (to the extent the Acquiring Fund desires to negotiate) during such five (5) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Acquired Fund to terminate this Agreement; and

(iii)           following the end of such five (5) Business Day period, the Acquired Fund Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by the Acquiring Fund in response to the Notice of Superior Proposal, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to be a Superior Proposal.

(e)            Nothing contained in this Section 5.12 shall be deemed to prohibit the Acquired Fund or the Acquired Fund Board or any committee thereof from complying with its disclosure obligations under applicable Law; provided, however, that this sentence shall not permit the Acquired Fund Board to make an Acquired Fund Adverse Recommendation Change, except to the extent expressly permitted pursuant to Section 5.12(d).

(f)            The Acquired Fund shall promptly (and in any event within forty-eight (48) hours of receipt) advise the Acquiring Fund in writing in the event that it or any of its Representatives receives any Inquiry or Competing Proposal from any third party, in each case together with a description of the material terms and conditions of any such Inquiry or Competing Proposal, the identity of the third party making such Inquiry or Competing Proposal and a copy of any written proposal, offer, draft agreement, term sheet or other analogous agreement provided by such third party. The Acquired Fund shall keep the Acquiring Fund reasonably informed on a timely basis (and in any event within forty-eight (48) hours) of any material amendment or material modification of any such Inquiry or Competing Proposal. Any amendment to the financial terms and any other material amendment to any Competing Proposal will be deemed to be a new Competing Proposal for purposes of Section 5.12(d), and will require a new notice pursuant to clause (i) thereof, except that the notice period in respect of such amended proposal will be two (2) Business Days.

(g)	For purposes of this Agreement:

(i)             “Competing Proposal” means any inquiry, proposal or offer from any third party with respect to a merger, reorganization, consolidation, asset acquisition, equity acquisition or other transaction involving more than twenty percent (20%) of the net assets of the Acquired Fund.

(ii)            “Superior Proposal” means a written Competing Proposal that the Acquired Fund Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is more favorable to the Acquired Fund’s shareholders from a financial point of view and is reasonably likely to be consummated on the proposed terms (provided that, for purposes of this definition, the reference to twenty percent (20%) in the definition of Competing Proposal shall be replaced with fifty percent (50%)).

(h)           Each of the Acquired Fund and the Acquired Fund Manager agree that any violation of the restrictions set forth in this Section 5.12 by any of their directors, officers or Representatives shall be deemed to be a breach of this Agreement by the Acquired Fund, which will allow the Acquiring Fund to terminate this Agreement pursuant to Section 9.1(d)(ii).

5.13.       Notification of Certain Matters. Subject to applicable Law, the Acquired Fund shall give prompt written notice to the Acquiring Fund, and the Acquiring Fund shall give prompt written notice to the Acquired Fund, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Reorganization or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Reorganization or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Acquired Fund or the Acquiring Fund, (b) any claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Reorganization or the transactions contemplated hereby, and (c) any fact, circumstance or development of which the Acquired Fund or the Acquiring Fund (as applicable) becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article 6 becoming incapable of being satisfied by the Termination Date.

5.14.       Public Announcements. Except as otherwise set forth in Section 5.12, prior to any Acquired Fund Adverse Recommendation Change, the Acquired Fund and the Acquiring Fund shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby, and neither party nor any of its affiliates shall issue any such press release or public announcement prior to obtaining the other party’s written consent (which consent may be delivered via electronic mail, but shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law or order.

5.15.       Repayment of Acquired Fund Credit Facility. At least five (5) Business Days prior to the Closing Date, the Acquired Fund shall deliver to the Acquiring Fund draft copies of customary payoff letters (the “Payoff Letters”) (subject to delivery of funds as arranged by the Acquiring Fund) from the administrative agent under any credit facility of the Acquired Fund, if any (an “Acquired Fund Credit Facility”), and, on or prior to the Closing Date, the Acquired Fund shall deliver to the Acquiring Fund executed copies of the Payoff Letters (if any) to be effective upon the Closing. The Acquired Fund shall deliver all documents required for the termination of commitments under any Acquired Fund Credit Facility, subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding thereunder, using the funds of the Acquired Fund for such repayment.

5.16.       Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any proceeding by the Acquired Fund’s shareholders against the Acquired Fund, the Acquiring Fund or the Acquired Fund Manager or any of their respective directors (or their equivalent), officers or affiliates with respect to this Agreement or the transactions contemplated hereby. The Acquired Fund (a) shall keep the Acquiring Fund reasonably informed of any material developments in connection with any such proceeding brought by its shareholders and (b) shall not settle any such proceeding, or enter into any agreement that would lead to settlement, without the prior written consent of the Acquiring Fund.

5.17.	Directors and Officers Indemnification and Insurance.

(a)           The Acquiring Fund and the Acquired Fund agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to the Closing, that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former trustee, director, manager, officer or employee of the Acquired Fund (each, a “D&O Indemnified Person”), including as provided in the organizational documents of the Acquired Fund as in effect on the date of this Agreement and made available to the Acquiring Fund, or in any agreement between a D&O Indemnified Person and the Acquired Fund set forth on Section 5.17(a) of the Acquired Fund Disclosures (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for the six (6) year period following the Closing Date. In furtherance of (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, the Acquiring Fund will (i) maintain in its organizational documents provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in the Acquired Fund’s organizational documents as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) cause each Indemnity Agreement to continue in existence without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person, except, in each case, to comply with any applicable Law. Notwithstanding any other provision of this Agreement, except pursuant to an Indemnity Agreement, no indemnification or advancement of expenses shall be provided pursuant to this Section 5.17(a) with respect to (A) any actions or omissions of any D&O Indemnified Person that constitute criminal activity, willful misconduct, Fraud or a knowing violation or breach of this Agreement, or (B) any claim made by the Acquired Fund directly against the D&O Indemnified Person (and not with respect to a third-party claim) and any liabilities arising from the acts or omissions of a D&O Indemnified Person who is also an officer, employee, service provider or consultant of or to the Acquired Fund in violation of any employment or other agreement or written policy to which such Person is a party or by which such Person is otherwise bound; it being understood, that nothing in this Section 5.17(a) shall impair or adversely affect the rights of any D&O Indemnified Person under any Indemnity Agreement.

(b)           On or before the Closing Date, the Acquired Fund Manager shall purchase (the cost of which shall be borne by the Acquired Fund Manager and treated as a transaction expense, unless otherwise expressly provided herein) and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “runoff” or “tail” policy (or policies) providing directors’ and officers’ liability insurance coverage, employment practices liability coverage and fiduciary liability coverage (the “D&O Tail Policy”) for the benefit of those Persons who are covered by the Acquired Fund’s directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance policies as of the date of this Agreement or at the Closing with respect to matters occurring prior to or as of the Closing; provided, that the Acquiring Fund may substitute policies of at least the same coverage containing terms and conditions which are no less favorable to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to such D&O Tail Policy’s termination. Such policy (or policies) shall be on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such D&O Indemnified Persons as those of such policies in effect on the date of this Agreement.

(c)           If the Acquiring Fund (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, the Acquiring Fund will cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section  5.17.

6.	CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Obligations of Acquired Fund. The obligations of the Acquired Fund to complete the transactions provided for herein shall be subject to satisfaction of the following conditions:

(a)           The representations and warranties of the Acquiring Fund (other than representations and warranties in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(s)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than any such representation or warranty that speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The representations and warranties in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(s) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than any such representation or warranty that speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date).

(b)           The Acquiring Fund shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund, at or before the Closing Date.

(c)           Since the date of this Agreement, there shall not have occurred any Acquiring Fund Material Adverse Effect.

(d)           The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in the name of the Acquiring Fund by a duly appointed officer dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section  6.1(a), Section 6.1(b) and Section 6.1(c).

(e)           Certified copies of the resolutions evidencing the approval of the Agreement and the transactions contemplated herein by the Acquiring Fund Board shall have been delivered to the Acquired Fund.

6.2.         Conditions Precedent to Obligations of Acquiring Fund. The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Acquired Fund (other than representations and warranties in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(v)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than any such representation or warranty that speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The representations and warranties in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(v) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than any such representation or warranty that speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date).

(b)           The Acquired Fund shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by the Acquired Fund, at or before the Closing Date.

(c)            Since the date of this Agreement, there shall not have occurred any Acquired Fund Material Adverse Effect.

(d)           The Acquired Fund shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by a duly authorized officer, dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)           Certified copies of the resolutions evidencing the approval of the Agreement and the transactions contemplated herein by the Acquired Fund Board shall have been delivered to the Acquiring Fund.

(f)            The Acquiring Fund shall have received a copy of the fully effective and paid D&O Tail Policy pursuant to Section 5.17.

(g)           The Acquiring Fund shall have received a copy of the executed and effective Payoff Letter pursuant to the terms of Section 5.15.

6.3.         Other Conditions Precedent. If any of the conditions set forth in this Section 6.3 have not been satisfied on or before the Effective Time, the Acquired Fund or the Acquiring Fund shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

(a)           The Agreement and the transactions contemplated herein shall have been approved by the Acquired Fund Board and shall have received the Acquired Fund Shareholder Approval, and certified copies of the resolutions of the Acquired Fund Board shall have been delivered to the Acquiring Fund.

(b)           The Registration Statement of the Acquiring Fund shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued.

(c)           On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act or instituted any proceeding seeking to enjoin the consummation of the Reorganization contemplated by this Agreement under Section 25(c) of the 1940 Act.

(d)           At the Effective Time, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or make illegal, this Agreement or the transactions contemplated herein.

(e)           All consents, orders and permits of Federal, state and local regulatory authorities or other third parties, as identified and mutually agreed by the Acquired Fund and the Acquiring Fund shall have been obtained.

(f)            WSFS shall have delivered such certificates or other documents as set forth in Section  3.2.

(g)           The Transfer Agent shall have delivered a certificate of its authorized officer as set forth in Section  3.3.

(h) The parties hereto shall have received the opinion of each of the law firms of Stradley Ronon Stevens & Young, LLP and Dechert LLP (or, in either case, another nationally recognized tax counsel reasonably satisfactory to the Acquiring Fund) (based on certain facts, assumptions and representations), as of the Closing Date, addressed to the Acquiring Fund and the Acquired Fund, substantially to the effect that, for U.S. federal income tax purposes:

(i)            The transfer of the Acquired Fund’s Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund followed by the distribution by the Acquired Fund of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in liquidation of the Acquired Fund pursuant to and in accordance with the terms of this Agreement will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code;

(ii)           No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund;

(iii)          No gain or loss will be recognized by the Acquired Fund upon the transfer of the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund or upon the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

(iv)          No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of the Acquired Fund Shares for Acquiring Fund Shares;

(v)           The aggregate tax basis for Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by each such Acquired Fund Shareholder immediately prior to the Reorganization;

(vi)          The holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares surrendered in exchange therefor were held (provided such Acquired Fund Shares were held as capital assets on the date of the Reorganization);

(vii)         Except for assets which may be marked to market for federal income tax purposes as a consequence of a termination of the Acquired Fund’s taxable year, the tax basis of the Assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund in exchange therefor;

(viii)        The holding period of the Assets in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund (except where the investment activities of the Acquiring Fund have the effect of reducing or eliminating such periods with respect to an Asset); and

(ix)          The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the United States Treasury regulations promulgated thereunder.

7.	SURVIVAL

7.1.            Survival. No representations, warranties, covenants and agreements of either Acquiring Fund or Acquired Fund will survive beyond the Closing Date, except that any covenant or agreement contained in this Agreement which by its terms is to be performed following the Closing shall in respect of performance after Closing survive in accordance with its terms and then terminate once completely performed. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall limit (a) any rights that may be available to either Acquiring Fund or Acquired Fund in respect of a claim for Fraud, and (b) any rights that may be available to either the Acquiring Fund Manager and the Acquired Fund Manager (whether in contract, in tort or at law or in equity) under any other agreement to which the Acquiring Fund Manager and the Acquired Fund Manager is a party, including as it relates to a breach of the terms of this Agreement. For the purposes of this Agreement, “Fraud” means Delaware common law fraud, in the making of a specific representation or warranty expressly set forth in Section 4 and requires (i) an intentional false representation expressly set forth in the representations and warranties set forth in Section 4, (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory), (iii) reasonable detrimental reliance by such party upon such false representation in acting or refraining from acting and (iv) the incurrence of damage by such party by reason of such reliance. For the avoidance of doubt, nothing set forth herein shall limit the rights of the Acquiring Fund Manager and the Acquired Fund Manager in any other agreement between such parties.

7.2.         Remedies Exclusive. From and after the Closing Date, except in the case of Fraud, the remedies provided for in this Section 7 and under any other agreement between the Acquiring Fund Manager and the Acquired Fund Manager shall constitute the sole and exclusive remedies for any claims made for a breach of this Agreement. Each party hereby waives any provision of applicable Law to the extent that it would limit or restrict this Section 7.2.

7.3.          Liability of the Acquired Fund. The parties understand and agree that the obligations of the Acquired Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquired Fund personally, but bind only the Acquired Fund’s property. Moreover, all persons shall look only to the assets of the Acquired Fund to satisfy the obligations of the Acquired Fund hereunder.

7.4.          Liability of the Acquiring Fund. The parties understand and agree that the obligations of the Acquiring Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquiring Fund personally, but bind only the Acquiring Fund’s property. Moreover, all persons shall look only to the assets of the Acquiring Fund to satisfy the obligations of the Acquiring Fund hereunder.

8.	EXPENSES

8.1.	Expenses of Reorganization.

(a) Except as otherwise set forth in this Agreement or unless otherwise agreed in writing, each of the Acquiring Fund Manager and the Acquired Fund Manager shall pay its own direct and indirect expenses incurred by it, or by the respective Fund managed by each, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and Representatives.

(b)           Notwithstanding the foregoing:

(i)            to the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases of portfolio securities made in connection with the Reorganization, these will be borne by (A) the Acquired Fund Manager with respect to the sales and purchases conducted before the Effective Time and (B) by the Acquiring Fund with respect to the sales and purchases conducted at or after the Effective Time;

(ii)           fees and expenses of the Acquired Fund will include (A) any contract breakage costs, expenses or payments of the Acquired Fund in connection with the transactions contemplated by this Agreement and (B) any costs, expenses, premiums, fees or other payments with respect to the D&O Tail Policy in accordance with Section 5.17(b), which in the case of each of clauses (A) and (B) shall be borne by the Acquired Fund Manager;

(iii)          all fees and expenses associated with the preparation, filing, clearance and dissemination of the Registration Statement and Proxy Statement/Prospectus, including any amendments or supplements thereto and all related SEC filing fees (and excluding, for the avoidance of doubt, any fees and expenses of advisors to the Acquiring Fund, which shall be borne by the Acquiring Fund) shall be borne by the Acquired Fund Manager;

(iv)          any expenses or costs related to the winding up or dissolution of the Acquired Fund after the Effective Time shall be paid by the Acquired Fund Manager; and

(v)           the fees and expenses of outside counsel and financial advisors to the Special Committee shall be borne by the Acquired Fund.

(c)            The asset value of the Acquiring Fund used in calculating the Closing Acquiring Fund Net Asset Value shall be adjusted to give effect to all fees and expenses of the Acquiring Fund related to the Reorganization and the transactions contemplated hereby and the asset value of the Acquired Fund used in calculating the Closing Acquired Fund Net Asset Value shall be adjusted to give effect to all fees and expenses of the Acquired Fund related to the Reorganization and the transactions contemplated hereby, except to the extent borne by the Acquired Fund Manager pursuant to the terms of this Section 8.1.

9.	TERMINATION

9.1.          Termination.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Acquired Fund Shareholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)            by mutual written consent of each of the Acquiring Fund and the Acquired Fund; or

(b)            by either the Acquiring Fund or the Acquired Fund, if:

(i)            the Closing shall not have occurred on or before 5:00 p.m. (New York City time) on December 31, 2026 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(ii)           prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Law or order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby, and such Law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if the issuance of such Law or order or the taking of such action was proximately caused by the failure of such party to perform or comply with any of its obligations under this Agreement; provided, further, that neither the Acquired Fund nor the Acquiring Fund shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) if the Acquired Fund (in the case of a termination by the Acquiring Fund) or the Acquiring Fund (in the case of a termination by the Acquired Fund), as applicable, is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(iii)          the Acquired Fund Shareholders Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Acquired Fund Shareholder Approval shall not have been obtained at such Acquired Fund Shareholders Meeting (or at any adjournment or postponement thereof) at which a vote on the approval/adoption of this Agreement is taken; or

(c)            by the Acquired Fund, if:

(i)            the Acquiring Fund shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is not capable of being cured by the Acquiring Fund by the Termination Date or, if capable of being cured, shall not have been cured by the Acquiring Fund on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the Acquired Fund’s delivery of written notice to the Acquiring Fund of such breach or failure to perform; provided, that the Acquired Fund shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if the Acquired Fund is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; provided, further, that the Acquired Fund may not terminate this Agreement pursuant to this Section 9.1(c)(i) if the Acquiring Fund’s breach has been primarily caused by a material breach of any provision of this Agreement by the Acquired Fund; or

(ii)           at any time prior to receipt of the Acquired Fund Shareholder Approval, in order to substantially concurrently enter into a binding definitive agreement providing for the consummation of a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.12; provided, that the Acquired Fund shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if the Acquired Fund has breached any provision of Section 5.12 in any material respect; or

(iii) at any time prior to the Effective Time, if (A) all of the conditions set forth in Section 6.2 or Section 6.3 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (B) the Acquiring Fund does not consummate the Reorganization on or prior to the date the Closing is required to occur pursuant to Article 1, (C) the Acquired Fund shall have irrevocably confirmed in writing to the Acquiring Fund that it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation, and (D) the Acquiring Fund fails to effect the Closing within three (3) Business Days following delivery of such confirmation; or

(d)           by the Acquiring Fund, if:

(i)            the Acquired Fund shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2 or Section 6.3 and (B) is not capable of being cured by the Acquired Fund by the Termination Date or, if capable of being cured, shall not have been cured by the Acquired Fund on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the Acquiring Fund’s delivery of written notice to the Acquired Fund of such breach or failure to perform; provided that the Acquiring Fund shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Acquiring Fund is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 6.2 or Section 6.3 not to be satisfied; provided, further, that the Acquiring Fund may not terminate this Agreement pursuant to this Section 9.1(d)(i) if the Acquired Fund’s breach has been primarily caused by a material breach of any provision of this Agreement by the Acquiring Fund; or

(ii)           at any time prior to the receipt of the Acquired Fund Shareholder Approval, if (A) the Acquired Fund Board (or any committee thereof) shall have made an Acquired Fund Adverse Recommendation Change, (B) the Acquired Fund or its Representatives Intentionally Breaches any of Section 5.5(c) or Section 5.12, in any material respect, and such breach remains uncured for five (5) Business Days following written notice thereof by the Acquiring Fund to the Acquired Fund, or (C) the Acquired Fund fails to recommend against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement thereof.

9.2.         Effect of Termination. In the event that this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 9.1, written notice thereof shall be given by the terminating party to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 9.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which shall be deemed in any such event to be damages of such party) resulting from any Intentional Breach of this Agreement prior to such termination or Fraud, in which case, except as provided in Section 9.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, Article 7, Section 8.1, this Section 9.2, Section 9.3, and Article 11 shall survive any termination of this Agreement pursuant to Section 9.1.

9.3.	Termination Fees; Expenses.

(a)	If, but only if, this Agreement is terminated by:

(i)	the Acquired Fund pursuant to Section 9.1(c)(ii); or

(ii)	the Acquiring Fund pursuant to Section 9.1(d)(ii),

then, in any such case, the Acquiring Fund shall have the option, exercisable in its sole discretion by delivery of written notice to the Acquired Fund (the “Acquired Fund Termination Fee Notice”) within two (2) Business Days following the effective date of such termination, to be paid the Acquired Fund Termination Fee, on the terms provided in the immediately following sentence (an “Acquired Fund Termination Fee Election”). Should the Acquiring Fund timely make an Acquired Fund Termination Fee Election, the Acquired Fund shall pay, or cause to be paid, to the Acquiring Fund the Acquired Fund Termination Fee less the amount, if any, of any Acquiring Fund Expenses previously paid to the Acquiring Fund pursuant to Section 9.3(b) by wire transfer of same day funds to the account or accounts designated by the Acquiring Fund in the Acquired Fund Termination Fee Notice, no later than three (3) Business Days following the Acquired Fund’s receipt of the Acquired Fund Termination Fee Notice.

(b)           If this Agreement is terminated by the Acquiring Fund or the Acquired Fund pursuant to Section 9.1(b)(iii) under circumstances in which the Acquired Fund Termination Fee is not then payable to the Acquiring Fund pursuant to Section 9.3(a), then the Acquired Fund Manager shall reimburse the Acquiring Fund and its affiliates for all of their documented out-of-pocket fees and expenses (including all documented fees and expenses of counsel, accountants, experts and consultants) incurred and payable by the Acquiring Fund or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Acquiring Fund Expenses”), up to a maximum reimbursement payment of two hundred fifty thousand dollars ($250,000). Any payments required to be made under this Section 9.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by the Acquiring Fund within three (3) Business Days after the Acquired Fund has been notified in writing of the amounts thereof by the Acquiring Fund.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.5, except in cases involving or relating to Fraud, (i) the Acquired Fund Termination Fee, to the extent paid in full (less the amount of any Acquiring Fund Expenses previously paid to the Acquiring Fund pursuant to Section 9.3(b)) on the terms provided in Section 9.3(a), shall constitute the sole and exclusive monetary remedy of the Acquiring Fund against the Acquired Fund and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Acquired Fund Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Acquired Fund Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Acquired Fund shall remain obligated to comply with the provisions of this Agreement that survive termination pursuant to Section 9.2); and (ii) solely in cases where the Acquiring Fund would be entitled to make an Acquired Fund Termination Fee Election (assuming, for purposes of determining whether or not the Acquiring Fund would be entitled to make an Acquired Fund Termination Fee Election, that the Acquiring Fund is not in breach of this Agreement) and the Acquiring Fund does not make an Acquired Fund Termination Fee Election, the Acquired Fund’s maximum aggregate monetary liability for all losses and damages actually suffered as a result of a breach or failure to perform by the Acquired Fund hereunder shall not exceed the amount of the Acquired Fund Termination Fee.

(d)           Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby, (ii) the Acquired Fund Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Acquiring Fund in the circumstances in which such fee or expenses are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Acquiring Fund would not enter into this Agreement; accordingly, if the Acquired Fund, fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 9.3, the Acquired Fund shall pay the Acquiring Fund its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

10.          NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) (provided that no bounce-back or delivery failure notice is received), personal service or prepaid or certified mail addressed as follows:

If to the Acquired Fund:

Yieldstreet Alternative Income Fund Inc.

300 Park Avenue, 15th Floor

New York, New York 10022

Attention: William Majeski

Email: wmajeski@willowwealth.com

With copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

2112 Pennsylvania Ave NW

Washington, DC 20037

Attention: John J. Mahon and Kyle A. Harris

E-mail: jmahon@cgsh.com; kaharris@cgsh.com

And to:

Stradley Ronon Stevens & Young, LLP

100 Park Avenue, Suite 2000

New York, NY 10017

Attention: Nicole Simon

Email: nsimon@stradley.com

If to the Acquiring Fund:

Opportunistic Credit Interval Fund

650 Madison Avenue, 3rd Floor

New York, New York 10022

Attention: Brandon Satoren

E-mail: brandon.satoren@bcpartners.com

With copies (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY, 10036

Attention: Kenneth E. Young and Daniel S. Mozes

E-Mail: ken.young@dechert.com; daniel.mozes@dechert.com

11.	MISCELLANEOUS

11.1.       Entire Agreement. This Agreement (including the Acquired Fund Disclosures, any other schedules and exhibits hereto) and other documents and instruments referred to in this Agreement that are to be delivered at the Closing, constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties to this Agreement, written or oral, with respect to the subject matter thereof.

11.2.       Headings. The table of contents and the headings of Sections, subsections, paragraphs, schedules and any exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.

11.3.	Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement, and any controversy or proceeding arising out of, or with respect to this Agreement or the transactions contemplated herein, shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware applicable to contracts executed and to be wholly performed within Delaware; provided, however, that any controversy or proceeding arising out of, or with respect to, the fiduciary duties of the Acquired Fund Board or any other matters of Maryland corporate law concerning the Acquired Fund shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Maryland.

(b)           Any proceeding against the parties arising out of, or with respect to, this Agreement, other than any proceeding arising out of, or with respect to, the fiduciary duties of the Acquired Fund Board or any other matters of Maryland corporate law concerning the Acquired Fund, shall be brought exclusively in the Court of Chancery in the State of Delaware, New Castle County, or, if such court does not have proper jurisdiction, the United States federal district court or any other state court sitting in the State of Delaware, New Castle County, and, with respect to any proceeding arising out of, or with respect to, the fiduciary duties of the Acquired Fund Board or any other matters of Maryland corporate law concerning the Acquired Fund, the Circuit Court for Baltimore City, Maryland, or, if such court does not have proper jurisdiction, the United States District Court for the District of Maryland sitting in Baltimore (collectively with the foregoing Delaware Courts, the “Designated Courts”), and the parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any proceeding. Each party hereto agrees that service of any process, summons, notice, or document by U.S. registered mail addressed to such party in accordance with Section 10 shall be effective service of process for any action, suit, or proceeding brought against such party in any such court. The Acquired Fund hereby designates the individual(s) listed in Section 10 to whom notice may be given on behalf of the Acquired Fund as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of the Acquiring Fund. The Acquiring Fund hereby designates the individual(s) listed in Section 10 to whom notice may be given on behalf of the Acquiring Fund as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of the Acquired Fund. Each party hereto agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(c)           In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any proceeding brought in the Designated Courts has been brought in an inconvenient forum.

(d)           EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

11.4.       Assignment; No Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Except for Section 5.17, which shall inure to the benefit of and be enforceable by each D&O Indemnified Person, nothing expressed or referred to in this Agreement shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

11.5.	Specific Performance.

(a)           The parties agree that irreparable damage would occur, that no adequate remedy at Law would exist and that damages would be difficult to determine, in the event that any of the provisions of this Agreement were not performed by the parties in accordance with its specific terms or were otherwise breached. The parties accordingly agree that in addition to any other remedy to which they are entitled at Law or in equity, the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any proceeding seeking injunctive relief or specific enforcement of the provisions of this Agreement. The parties further agree that nothing set forth in this Section 11.5 shall (i) require any party to institute any action or proceeding for (or limit any party’s right to institute any action or proceeding for) injunctive relief or specific enforcement under this Section 11.5 before or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination) or (ii) restrict or limit any party’s right to terminate this Agreement in accordance with Section 9.1 (and to pursue damages after such termination).

(b)           With respect to the specific performance contemplated by subsection (a) above, the parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent any such breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent any such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties hereto under this Agreement. Notwithstanding the foregoing, each of the parties hereby agrees that the Acquired Fund shall be entitled to specific performance to cause the Closing to occur if the Closing is required to be consummated in accordance with the terms of this Agreement and the Acquired Fund has irrevocably confirmed to the Acquiring Fund in writing that the Acquired Fund is ready, willing and able to consummate the transactions contemplated by this Agreement.

11.6.       Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable. If any provision of this Agreement (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent legally permissible.

11.7.       Amendments. This Agreement may be amended, modified or supplemented in a signed writing in such manner as may be deemed necessary or advisable by the authorized officers of each of the Acquired Fund and the Acquiring Fund, subject to the authorization of each such Fund’s Board of Trustees or Board of Directors, as applicable; provided, however, that following a meeting of the shareholders of the Acquired Fund called by the Acquired Fund Board pursuant to Section 5.5, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Agreement to the detriment of the shareholders of the Acquired Fund without the approval of the Special Committee, the Acquired Fund Board and the Acquiring Fund Board and, provided, further, that the officers of the Acquired Fund and the Acquiring Fund may change the Effective Time and Closing Date through an agreement in writing without additional specific authorization by their respective Board of Directors and Board of Trustees.

11.8.       Counterparts. The parties hereto may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of both parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.

11.9.       Waiver. The Acquired Fund Board or the Acquiring Fund Board (whichever is entitled to the benefit thereof) may (a) extend the time for performance of any of the obligations or other acts, in each case, of another party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement; provided that (i) any such extension or waiver by a party will be valid only if expressly set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is expressly specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as otherwise provided in this Agreement, including Section 7.2, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

11.10.     Interpretation; Definitions. In the negotiation of this Agreement, each party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Appendix A.

11.11.            No Admission. Nothing in this Agreement (including, for the avoidance of doubt, any Section of either the Acquiring Fund Disclosures or the Acquired Fund Disclosures (together, the “Fund Disclosures”)) shall be deemed an admission by either the Acquired Fund or the Acquiring Fund or any of their respective affiliates, in any proceeding involving any Governmental Authority or any other third party, that the Acquired Fund or the Acquiring Fund, respectively, or any such third party or any of their respective affiliates is or is not in breach or violation of, or in default in, the performance or compliance with any term or provisions of any contract, any Law, any governmental authorization, permit or intellectual property of any other person.

11.12.	Exhibits and Schedules.

(a)            The exhibits and schedules to this Agreement and the Fund Disclosures are incorporated herein by reference and made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any part of the exhibits, schedules, and the Fund Disclosures shall be deemed to refer to this entire Agreement, including all exhibits, schedules and Fund Disclosures. Any item disclosed in a Fund Disclosure shall be deemed to have been disclosed not only for purposes of the provision of this Agreement to which such Fund Disclosure directly relates, but also for any other provisions of Section 4.1 or Section 4.2, as applicable, to which the disclosure is relevant to the extent that the relevance of such disclosure to such other provisions is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other provisions be expressly cross-referenced). Capitalized terms used in the exhibits, schedules and Fund Disclosures and not otherwise defined therein have the meanings given to them in this Agreement. Any contract referred to in the exhibits, schedules and Fund Disclosures shall be deemed to include reference to all exhibits, schedules and other documents or agreements attached thereto, provided the same have been made available to the Acquiring Fund or Acquired Fund, as applicable. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any exhibit, schedule and Fund Disclosure is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and the fact of setting forth of any such amount or the inclusion of any such items shall not be an admission or construed as an admission in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in any exhibit, schedule or Fund Disclosure is or is not material for the purposes of this Agreement.

(b) The parties hereto acknowledge and agree that any disclosure made with reference to a Section of the Fund Disclosures shall be deemed sufficient for purposes of disclosure in any other Section or Sections of the Fund Disclosures that may require disclosure therein to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Sections. The Fund Disclosures are intended only to qualify and limit the representations, warranties and covenants of Acquired Fund and the Acquiring Fund, respectively, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants. The disclosures in the Fund Disclosures may be over-inclusive, considering the materiality standard contained in the Section of this Agreement relating to the corresponding Section of the Fund Disclosures, and any items or matters disclosed in the Fund Disclosures are not intended to set or establish standards of materiality different from those set forth in the corresponding Section of this Agreement. The disclosure of any item or information in the Fund Disclosures is not an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, required to have been disclosed in the Fund Disclosures, or is of a nature that would reasonably be expected to have a material adverse effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date frrst above written.

YIELDSTREET ALTERNATIVE INCOME FUND INC.

By:	Ted Yarbrough
Name: Ted Yarbrough
Title: Chief Executive Officer

WILLOW ASSET MANAGEMENT LLC, solely with respect to Sections 5.12, 5.16, 5.17(b), 7.1, 8.1, 9.1 and 9.3:

By:	Willow Wealth Inc., in its capacity as manager and sole member

By:
Name:
Title:

[Signature Page to Agreement and Plan of Reorganization}

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date frrst above written.

YIELDSTREET ALTERNATIVE INCOME FUND INC.

By:
Name:
Title:

WILLOW ASSET MANAGEMENT LLC, solely with respect to Sections 5.12, 5.16, 7.1, 5.17(b), 8.1, 9.1 and 9.3:

By:	Willow Wealth Inc., in its capacity as manager and sole member

By:	Mitchell Caplan
Name: Mitchell Caplan
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Reorganization}

OPPORTUNISTIC CREDIT INTERVAL FUND

By:	Edward Goldthorpe
Name: Edward Goldthorpe
Title: Chief Executive Officer

MOUNT LOGAN MANAGEMENT, LLC, solely with respect to Sections 7.1 and 8.1:

By:	Edward Goldthorpe
Name: Edward Goldthorpe
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Reorganization]

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquired Fund Investment Advisory Agreement” shall mean the agreement entered into by the Acquired Fund Manager with the Acquired Fund, dated as of November 13, 2019, for the purpose of providing investment advisory or investment management services.

“Acquired Fund Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Acquired Fund, taken as a whole, or (2) would, or would reasonably be expected to, materially impair or prevent the Acquired Fund from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether an Acquired Fund Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, business or geopolitical conditions or in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (ii) general changes or developments in any of the industries or markets in which the Acquired Fund operates (or applicable portions or segments of such industries or markets); (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any failure by the Acquired Fund to meet published analyst estimates or expectations of the Acquired Fund’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquired Fund Material Adverse Effect” shall be taken into account in determining whether there has been an Acquired Fund Material Adverse Effect); (v) any failure by the Acquired Fund to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquired Fund Material Adverse Effect” shall be taken into account in determining whether there has been an Acquired Fund Material Adverse Effect); (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak, or the related responses of Governmental Authorities with respect thereto; (vii) the negotiation, existence, announcement, or performance of this Agreement and the consummation of the transactions contemplated hereby and the effects thereof that were reasonably foreseeable as of the date of this Agreement; (viii) any action taken by the Acquired Fund which is required by this Agreement; and (ix) any actions taken (or omitted to be taken) at the written request of the Acquiring Fund; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vi) above shall be taken into account in determining whether an Acquired Fund Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Acquired Fund, taken as a whole, relative to other similarly situated funds operating in the industries or markets in which the Acquired Fund operates.

“Acquired Fund Termination Fee” shall mean Four Million Fifty Thousand Dollars ($4,050,000).

“Acquiring Fund Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Acquiring Fund, taken as a whole, or (2) would, or would reasonably be expected to, materially impair or prevent the Acquiring Fund from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether an Acquiring Fund Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, business or geopolitical conditions or in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (ii) general changes or developments in any of the industries or markets in which the Acquiring Fund operates (or applicable portions or segments of such industries or markets); (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any failure by the Acquiring Fund to meet published analyst estimates or expectations of the Acquiring Fund’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquiring Fund Material Adverse Effect” shall be taken into account in determining whether there has been an Acquiring Fund Material Adverse Effect); (v) any failure by the Acquiring Fund to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquiring Fund Material Adverse Effect” shall be taken into account in determining whether there has been an Acquiring Fund Material Adverse Effect); (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak, or the related responses of Governmental Authorities with respect thereto; (vii) the negotiation, existence, announcement, or performance of this Agreement and the consummation of the transactions contemplated hereby and the effects thereof that were reasonably foreseeable as of the date of this Agreement; (viii) any action taken by the Acquiring Fund which is required by this Agreement; and (ix) any actions taken (or omitted to be taken) at the written request of the Acquired Fund; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vi) above shall be taken into account in determining whether an Acquiring Fund Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Acquiring Fund, taken as a whole, relative to other similarly situated funds operating in the industries or markets in which the Acquiring Fund operates.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable Law or action of any Governmental Authority.

“Confidentiality Agreement” shall mean the Non-Disclosure Agreement, dated September 19, 2025, by and between Willow Wealth Inc. (f/k/a Yieldstreet Inc.) and the Acquiring Fund Manager.

“Intentional Breach” shall mean any breach of this Agreement where the action or non-action constituting or giving rise to such breach was intentionally undertaken by the party taking such action, with actual knowledge that such action or non-action would or would reasonably be expected to constitute or give rise to a breach of this Agreement.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Representative” shall mean, with respect to any Person, such Person’s affiliates and its and their respective officers, directors, trustees, managers, partners, employees, agents, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Valuation Time” shall mean 5:00 p.m. New York City time on the Determination Date.

SCHEDULE A

VOTING AND SUPPORT AGREEMENT SIGNATORIES

1.	Ted Yarbrough
2.	John Siciliano
3.	William Riegel
4.	George Riedel
5.	William Majeski

EXHIBIT A

FORM OF VOTING AND SUPPORT AGREEMENT

[See attached.]

EXECUTION VERSION

CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 18, 2026, by and among Opportunistic Credit Interval Fund, a Delaware statutory trust (“SOFIX” or the “Acquiring Fund”), Yieldstreet Alternative Income Fund Inc., a Maryland corporation (“AIF” or the “Acquired Fund”), and the undersigned (“Shareholder” and, together with SOFIX and AIF, the “Parties”), a shareholder of AIF. Unless otherwise indicated in this Agreement, capitalized words and phrases in this Agreement shall have the meanings set forth in the Reorganization Agreement (as defined below).

WHEREAS, as of the date of this Agreement, Shareholder is the legal and beneficial owner of, or the beneficial owner exercising control or direction over of, the number of shares of common stock of AIF (collectively, the “AIF Common Shares”) set forth opposite Shareholder’s name on Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, SOFIX, AIF, Mount Logan Management, LLC, a Delaware limited liability company and the investment adviser to SOFIX (“MLM”), and Willow Asset Management LLC, a Delaware limited liability company and the investment adviser to AIF (“Willow”) have entered into an Agreement and Plan of Reorganization, dated as of the date of this Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Reorganization Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, (i) the transfer of all of the Assets of AIF to SOFIX in exchange for Consideration, which shall be comprised of newly issued Class I common shares of beneficial interest of SOFIX, no par value (the “SOFIX Shares”) calculated in accordance with Section 2 thereto, (ii) the assumption of all Assumed Liabilities of AIF by SOFIX, and (iii) the distribution of SOFIX Shares to the Acquired Fund Shareholders as part of the complete liquidation of AIF (collectively, the “Reorganization”);

WHEREAS, adoption of the Reorganization Agreement by the requisite shareholders of AIF is a condition to the consummation of the Reorganization;

WHEREAS, as of the date of this Agreement and subject to the terms and conditions herein, Shareholder has determined to vote in favor of the Reorganization and in furtherance thereof has agreed to enter into this Agreement; and

WHEREAS, in order to induce AIF and SOFIX to enter into the Reorganization Agreement, AIF and SOFIX have requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all AIF Common Shares, now or hereafter “beneficially owned” by Shareholder (the “Covered Securities”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01        Voting Agreement. From the date of this Agreement until the termination of this Agreement in accordance with Section 5.04, Shareholder shall (x) attend each meeting (whether annual or special and each adjourned or postponed meeting and including the Acquired Fund Shareholders Meeting) of the shareholders of AIF concerning proposals related to the Reorganization, the Reorganization Agreement, any Competing Proposal or any other transaction contemplated by the Reorganization or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the AIF Common Shares owned (whether beneficially or of record) as at the record date of any such meeting by Shareholder to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Acquired Fund for written consent, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all AIF Common Shares (including any shares of AIF Common Share that Shareholder purchases or with respect to which Shareholder otherwise acquires or holds record or beneficial ownership after the date of this Agreement and prior to the record date of any meeting of the shareholders of Acquired Fund as contemplated in this Section 1.01 (the “New AIF Common Shares”), as applicable) owned (whether beneficially or of record) at such time by Shareholder:

(a)           with respect to each meeting at which a vote of Shareholder on adoption of the Agreement and Plan of Reorganization is requested (a “Reorganization Proposal”), in favor of such Reorganization Proposal (and, in the event that such Reorganization Proposal is presented as more than one proposal, in favor of each proposal that is part of such Reorganization Proposal), and in favor of any other transactions or matters contemplated by or necessary to effectuate the Reorganization Agreement, including any adjournment or postponement of the Acquired Fund Shareholders Meeting to solicit additional proxies if there are insufficient votes to adopt the Reorganization Agreement at the time of such meeting;

(b)           against any Competing Proposal, without regard to the terms of such Competing Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of any Reorganization Proposal or in competition or inconsistent with the Reorganization and the other transactions or matters contemplated by the Reorganization Agreement (including any Reorganization Proposal);

(c)           against any other action, agreement or transaction that is intended, or that would or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Reorganization or any of the other transactions expressly contemplated by the Reorganization Agreement or the performance by Shareholder of his, her or its obligations under this Agreement; and

(d)           against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Acquired Fund contained in the Reorganization Agreement, or of Shareholder contained in this Agreement (clauses (a) through (d) of this Section 1.01, the “Required Votes”);

provided that, notwithstanding the foregoing, nothing in this Agreement shall require Shareholder to vote in any manner with respect to any amendment to the Reorganization Agreement that (i) decreases the Consideration, changes the form of the Consideration or otherwise adversely affects the Consideration payable to the Acquired Fund Shareholders or (ii) modifies any other provision of the Reorganization Agreement in a manner that is otherwise materially adverse to the Shareholder (each such amendment, an “Adverse Amendment”). For the avoidance of doubt, Shareholder shall vote in accordance with the recommendation of the Acquired Fund Board, if any, on any other matter presented or submitted to the Acquired Fund Shareholders (and if no such recommendation is made, then at the discretion of the Shareholder).

Section 1.02         Solicitation. Shareholder further agrees that, until the termination of this Agreement, Shareholder will not (a) solicit proxies or become a “participant” in a “solicitation” as such terms are defined in Rule 14A under the 1934 Act, (b) initiate a shareholders’ vote with respect to any Competing Proposal, or (c) become a member of a “group” as such term is used in Section 13(d) of the 1934 Act with respect to any voting securities of Acquired Fund with respect to any Competing Proposal; provided that, for the avoidance of doubt, nothing herein shall prohibit Shareholder from participating in any discussions or negotiations with respect to a Competing Proposal so long as such Shareholder conducts such discussions in accordance with Section 4.04.

Section 1.03          Irrevocable Proxy.

(a)           Shareholder hereby revokes any and all previous proxies or voting instructions granted by Shareholder with respect to AIF Common Shares owned (whether beneficially or of record) by it as of the date of this Agreement that may conflict or be inconsistent with the obligations of Shareholder set forth in this Agreement. By entering into this Agreement, Shareholder hereby irrevocably grants to, and appoints, SOFIX, AIF and any designee of SOFIX or AIF (determined in SOFIX’s or AIF’s sole discretion) as Shareholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Shareholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.04) any Covered Securities owned (whether beneficially or of record) by Shareholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01; provided that the Shareholder’s grant of the proxy contemplated by this Section 1.03 shall be effective if, and only if, Shareholder has not delivered to Acquired Fund prior to the meeting at which any of the matters described in Section 1.01 are to be considered, a copy of a duly executed irrevocable proxy card or voting instruction form directing that the shares of AIF Common Shares of Shareholder be voted in accordance with the Required Votes.

(b)           The proxy granted by Shareholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 5.04, is irrevocable and is granted in consideration of Acquiring Fund and Acquired Fund entering into this Agreement and the Reorganization Agreement and incurring certain related fees and expenses. Shareholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Reorganization Agreement and, except upon the termination of this Agreement in accordance with Section 5.04, is intended to be irrevocable. Shareholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.04, to vote its AIF Common Shares (including any New AIF Common Shares) in accordance with Section 1.01(a) through Section 1.01(d) above. The Parties agree that the foregoing is a voting agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Acquiring Fund and Acquired Fund that:

Section 2.01         Authorization.

(a)           Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by Shareholder, the performance by Shareholder of his, her or its covenants and obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of Shareholder (to the extent Shareholder is not a natural person), and no additional proceedings or actions on the part of Shareholder are necessary to authorize the execution and delivery of this Agreement, the performance by Shareholder of his, her or its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.

(b)           This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Acquiring Fund and Acquired Fund, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Shareholder’s spouse (if Shareholder is a natural person) is necessary under any community property or other applicable Laws for Shareholder to enter into, and perform, his or her obligations under this Agreement.

Section 2.02        Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, (ii) require any consent or other action by any person under any provision of any agreement or other instrument binding on Shareholder, or (iii) result in the creation of any lien upon the Covered Securities.

Section 2.03         Actions and Proceedings. As of the date of this Agreement, there are no (a) charges, actions, arbitrations, audits, examinations, investigations, proceedings, arbitrations, hearings, litigations or suits (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator (collectively, “Proceedings”) pending or, to the knowledge of Shareholder, threatened against Shareholder or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by Acquiring Fund and Acquired Fund of its rights under this Agreement or the ability of Shareholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.

Section 2.04         No Inconsistent Agreements. Except for this Agreement, Shareholder has not:

(a)           granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Covered Securities; or

(b)           deposited any of his, her or its Covered Securities into a separate voting trust or entered into a voting agreement with respect to any of his, her or its Covered Securities (or any other agreement or arrangement with respect to the voting of such Covered Securities).

Section 2.05         Ownership. As of the date of this Agreement, (a) Shareholder owns (whether beneficially or of record) those shares of AIF Common Shares set forth opposite Shareholder’s name on Exhibit A and has (and, other than in connection with Transfers (as defined below) to Permitted Transferees (as defined below) in accordance with the terms hereof), will have at all times until the termination of this Agreement (in accordance with its terms) sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other liens (other than such liens created by this Agreement, liens applicable to the Covered Securities that may exist pursuant to applicable Laws, under Acquired Fund’s organizational documents or customary liens pursuant to the terms of any custody or similar agreement applicable to the Covered Securities held in brokerage accounts (collectively, “Permitted Liens”)), (b) no person other than Shareholder has any right to direct or approve the voting or disposition of any of the Covered Securities, and (c) Shareholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Covered Securities, owned (whether beneficially or of record) by Shareholder.

Section 2.06         Broker Fees. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Shareholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission payable by Acquiring Fund or Acquired Fund in connection with this Agreement.

Section 2.07         Acknowledgement. Shareholder understands and acknowledges that Acquiring Fund and Acquired Fund are entering into the Reorganization Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement and the accuracy of the representations and warranties of Shareholder contained herein.

Section 2.08         No Other Representations. Shareholder hereby acknowledges and agrees that, except for the representations and warranties of Acquiring Fund and Acquired Fund expressly set in Article 3 of this Agreement, none of Acquired Fund, Acquiring Fund, their respective affiliates, any Representative of any of the foregoing or any other Person has made, and neither Shareholder or any other Person has relied on, any representation or warranty regarding Shareholder, the sufficiency of the representations and warranties set forth herein or any other matter in connection with the entry by Shareholder into this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRING FUND AND ACQUIRED FUND

Acquiring Fund and Acquired Fund each severally (and not jointly or jointly and severally) represent and warrant to Shareholder that:

Section 3.01          Authorization.

(a)           Such Party has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by such Party has been duly authorized by all necessary corporate action on the part of such Party, and no other corporate proceedings on the part of such Party are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b)           This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.

Section 3.02         Non-Contravention. The execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law or (b) require any consent or other action by any person under any provision of any agreement or other instrument binding on such Party.

Section 3.03         Actions and Proceedings. As of the date of this Agreement, there are no (a) Proceedings pending or, to the knowledge of such Party, threatened against such Party or any of its affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by Shareholder of its rights under this Agreement or the ability of such Party to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.04         No Other Representations. Except for the representations and warranties of Shareholder expressly set in Article 2 of this Agreement, none of Shareholder, his, her or its affiliates, any Representative of any of the foregoing or any other Person has made, and none of Acquired Fund, Acquiring Fund or any other Person has relied on, any representation or warranty regarding Shareholder, the sufficiency of the representations and warranties set forth herein or any other matter in connection with the entry by Shareholder into this Agreement.

ARTICLE 4

COVENANTS OF SHAREHOLDER

Shareholder hereby covenants and agrees that:

Section 4.01         No Proxies for or Encumbrances on Covered Securities. Shareholder shall not, without the prior written consent of Acquiring Fund and Acquired Fund, directly or indirectly, (i) grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or deposit any Covered Securities in a voting trust in a manner that may conflict or be inconsistent with the obligations of Shareholder set forth in this Agreement, or (ii) create or permit to exist any lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Shareholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.

Section 4.02          No Transfer of Covered Securities.

(a)           During the period beginning on the date of this Agreement and ending as of the termination of this Agreement in accordance with Section 5.04, except as consented to in advance in writing by each of Acquiring Fund and Acquired Fund, Shareholder agrees not to, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, special purpose business combination, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (“Transfer”) the Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities, other than to a Permitted Transferee (as defined below), or enter into any contract, option, hedging arrangement or other arrangement, commitment or understanding with respect to the direct or indirect Transfer of, any Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities; provided that, a Transfer may be made to a Permitted Transferee only if (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides Acquiring Fund and Acquired Fund with the ability to enforce the obligations of Shareholder and the Permitted Transferee with respect to the Covered Securities (including causing the Covered Securities to vote in accordance with the Required Votes); and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Acquiring Fund and Acquired Fund pursuant to Section 5.05.

(b)           From and after the date of this Agreement, until the termination of this Agreement in accordance with its terms, Shareholder agrees not to request Acquired Fund to register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Securities or any certificate or uncertificated interest representing any of Shareholder’s Covered Securities, except as permitted by, and in accordance with, this Agreement. Shareholder agrees to authorize and request Acquired Fund to notify Acquired Fund’s transfer agent that there is a stop transfer order with respect to all of its shares of Covered Securities and that this Agreement places limits on the voting of its shares of Covered Securities; provided that, in the event of a Transfer permitted by this Section 4.02, Acquired Fund shall direct the transfer agent to transfer the shares of Covered Securities underlying the permitted Transfer to the transferee on the books of Acquired Fund.

(c)           Any attempted Transfer of Covered Securities in violation of this Section 4.02 shall be null and void.

(d)           A “Permitted Transferee” means, with respect to Shareholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Shareholder (if Shareholder is a natural person), (iii) any trust, the beneficiaries of which include only Shareholder and his or her family members (including the persons named in clause (ii)) (if Shareholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only Shareholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if Shareholder is a natural person), (v) if Shareholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Covered Securities, (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto and (vii) in the event that Shareholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement.

Section 4.03         Additional Covered Securities. Shareholder agrees that any Covered Securities (or other voting securities of Acquired Fund or any other securities exchangeable for, or convertible into, any voting securities of Acquired Fund) that Shareholder purchases or with respect to which Shareholder otherwise acquires or holds record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Covered Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as the Covered Securities currently owned by Shareholder (it being understood, for the avoidance of doubt, that any such New Covered Securities shall be subject to the terms of this Agreement as though owned by Shareholder on the date of this Agreement, and the representations and warranties in Article 2 above shall be true and correct as of the date that beneficial ownership of such New Covered Securities is acquired).

Section 4.04         No Solicitation. Shareholder hereby agrees that, during the term of this Agreement, Shareholder shall not take any action, in his, her or its capacity as a shareholder of Acquired Fund, that Acquired Fund otherwise is then-prohibited from taking under Section 5.12 of the Reorganization Agreement. Notwithstanding anything to the contrary in this Agreement, solely to the extent Acquired Fund is permitted to take certain actions set forth in Section 5.12 of the Reorganization Agreement with respect to a Competing Proposal, Shareholder in his or her capacity as an officer or director of Acquired Fund, if Shareholder is an officer or director, will be free to participate in any discussions or negotiations regarding such actions in accordance with and subject to the provisions of the Reorganization Agreement. For greater certainty, Acquiring Fund and Acquired Fund agree and acknowledge that Shareholder is bound hereunder solely in his, her or its capacity as a securityholder of Acquired Fund and that the provisions of this Agreement shall not be deemed or interpreted to bind Shareholder in his or her capacity as a director or officer of Acquired Fund or any of Acquired Fund’s subsidiaries. As such, nothing in this Agreement is intended to or shall be interpreted to limit or restrict Shareholder from properly fulfilling his or her fiduciary duties as a director or officer of Acquired Fund or any of its subsidiaries.

Section 4.05         Disclosure. Shareholder hereby consents to and authorizes the filing, publication and disclosure by Acquiring Fund and Acquired Fund in the Proxy Statement/Prospectus, Registration Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Reorganization Agreement or the transactions contemplated hereby or thereby, of Shareholder’s identity and ownership, this Agreement and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure. As promptly as practicable after obtaining knowledge thereof, Shareholder shall notify Acquiring Fund and Acquired Fund of any required corrections with respect to such information previously supplied by Shareholder to Acquiring Fund or Acquired Fund hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.06         Appraisal and Dissenter’s Rights. Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Reorganization that such Shareholder may have with respect to the Covered Securities or any other securities Acquired Fund or any of its subsidiaries or any other securities exchangeable for, or convertible into, any voting securities of the Acquired Fund or any of its subsidiaries.

Section 4.07         Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Covered Securities, the terms “Covered Securities”, “New Covered Securities”, “AIF Common Share” and “New AIF Common Share” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.

Section 4.08          D&O Indemnification Waiver; Order of Recourse; Acknowledgement.

(a)           To the extent Shareholder has or asserts any claim for indemnification or advancement of expenses arising out of, based upon, or relating to such Shareholder’s service as a D&O Indemnified Person (a “Permitted D&O Claim”), Shareholder acknowledges that such claims may be satisfied first from the D&O Tail Policy contemplated by Section 5.17(b) of the Reorganization Agreement and that, to the extent such claims are not satisfied by the D&O Tail Policy, Shareholder hereby covenants and agrees that Shareholder shall:

(i)            first, pursue and exhaust all rights to indemnification and advancement of expenses that may be available to such Shareholder, if any, against Willow Asset Management LLC, including under the organizational documents of Willow Asset Management LLC or its Affiliates, any Indemnity Agreement, and any applicable policy of directors’ and officers’ liability insurance (or other available insurance policies of Willow Asset Management LLC or its Affiliates), in each case, before making any claim for indemnification or advancement of expenses against SOFIX with respect to such Permitted D&O Claim; and

(ii)           not bring, assert, commence or maintain any Permitted D&O Claim against SOFIX unless and until Shareholder has first pursued and exhausted all rights to indemnification and advancement of expenses available to such Shareholder, if any, against Willow Asset Management LLC as set forth in Section 4.08(a)(i).

For the avoidance of doubt, nothing in this Section 4.08(a) shall be construed to expand or create any right to indemnification or advancement of expenses that does not otherwise exist, or to limit any defense available to SOFIX with respect to any Permitted D&O Claim.

(b)           Shareholder hereby acknowledges, confirms and agrees that:

(i)            Shareholder has read, understands and is fully aware of the D&O indemnification provisions set forth in Section 5.17(a) of the Reorganization Agreement, including the exceptions to coverage set forth in clauses (A) and (B) thereof (if applicable);

(ii)           the waivers and obligations set forth in this Section 4.08 are a material inducement to AIF and SOFIX entering into the Reorganization Agreement and this Agreement, and AIF and SOFIX have entered into those agreements in reliance thereon;

(iii)          the Shareholder acknowledges the order of recovery set forth in Section 4.08(a) and Shareholder’s entry into the agreement with respect thereto is knowing, voluntary, informed and irrevocable, and are made with the benefit of independent legal counsel; and

(iv)          SOFIX and AIF shall each be entitled to enforce the provisions of this Section 4.08 directly against Shareholder, and Shareholder shall be individually bound by the obligations set forth herein notwithstanding any other provision of this Agreement.

(c)           Notwithstanding anything in this Agreement to the contrary, including Section 5.04, the provisions of this Section 4.08 shall survive indefinitely the termination of this Agreement pursuant to Section 5.04(iv), and shall remain binding on each Shareholder from and after the date of this Agreement, without limitation as to time, if this Agreement is terminated pursuant to Section 5.04(iv).

ARTICLE 5

MISCELLANEOUS

Section 5.01          Definitional and Interpretative Provisions.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)           Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

(c)           Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(d)           Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(e)           Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(f)            The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(g)           The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)           All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i)            Any reference to a Party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(j)            The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a Party, that such Party has not complied with or performed such covenant or other obligation.

(k)            The term “beneficially owned” and correlative terms have the meaning ascribed to them in Rule 13d-3 adopted by the SEC under the 1934 Act.

Section 5.02          Further Assurances.

(a)           Acquiring Fund, Acquired Fund and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03         Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Party to this Agreement.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.04          Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Reorganization Agreement, (ii) the mutual written consent of Acquiring Fund, Acquired Fund and Shareholder, (iii) the execution of any Adverse Amendment by both the Acquired Fund and the Acquiring Fund without the prior written consent of the Shareholder and (iv) the consummation of the Reorganization; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any Party hereto of liability for any breach prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any Party hereto, and the representations, warranties and covenants contained herein shall not survive termination of this Agreement, except that Section 4.08 (D&O Indemnification Waiver; Order of Recourse; Acknowledgement) shall indefinitely survive termination of this Agreement under Section 5.04(iv) and shall remain in full force and effect notwithstanding any termination thereunder. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Sections 5.02 and 5.03) shall survive any termination of this Agreement. For the avoidance of doubt, in no event will Shareholder be liable for any claims, losses, damages, expenses or other liabilities or obligations resulting from or related to any breach of the Reorganization Agreement by any party thereto; provided that nothing in this sentence shall limit or restrict any claim against Shareholder arising from or relating to: (x) Shareholder’s knowing participation in, inducement of, or aiding and abetting any breach of the Reorganization Agreement or (y) Fraud.

Section 5.05          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to Acquiring Fund and Acquired Fund in accordance with Section 10 of the Reorganization Agreement and to Shareholder at its address set forth in Exhibit A attached hereto (or at such other address for a Party as shall be specified by like notice). Shareholder shall be required to give each of Acquiring Fund and Acquired Fund prompt written notice of any breaches of any representation, warranty, covenant or agreement of Shareholder set forth in this Agreement that would prevent or delay the performance by Shareholder of its obligations under this Agreement in any material respect.

Section 5.06          Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 5.07          Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties hereto, except that Acquiring Fund and Acquired Fund may transfer or assign its rights and obligations to any Affiliate of Acquiring Fund or Acquired Fund, as applicable.

Section 5.08          Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Reorganization, or the actions of Acquiring Fund, Acquired Fund or Shareholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that any controversy or Proceeding arising out of, or with respect to, the fiduciary duties of the Acquired Fund Board or any other matters of Maryland corporate law concerning the Acquired Fund shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Maryland.

Section 5.09         Jurisdiction. Each of the Parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, New Castle County, or if such state court lacks subject matter jurisdiction, the United States federal district court or any other state court sitting in the State of Delaware, New Castle County, with respect to any Proceeding arising out of, or with respect to, the fiduciary duties of the Acquired Fund Board or any other matters of Maryland corporate law concerning the Acquired Fund, the Circuit Court for Baltimore City, Maryland, or, if such court does not have proper jurisdiction, the United States District Court for the District of Maryland sitting in Baltimore and, in each case, the appellate courts to which orders and judgments therefore may be appealed, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the courts identified above, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.05. However, nothing in this Agreement will affect the right of any Party to this Agreement to serve process on any other Party in any other manner permitted by Law.

Section 5.10         Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11         Counterparts; Effectiveness. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each Party hereto forever waives any such defense.

Section 5.12         Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the Reorganization are consummated as originally contemplated to the fullest extent possible.

Section 5.13         Remedies Cumulative; Specific Performance. The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Reorganization). It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.14          Entire Agreement. This Agreement, the documents, instruments and agreements delivered in connection with the Reorganization, including the Exhibit, constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

Section 5.15         No Third-Party Beneficiaries. Each of Acquiring Fund, Acquired Fund and Shareholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

Section 5.16         Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiring Fund or Acquired Fund any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities beneficially owned by Shareholder. All rights, ownership and economic benefits of and relating to such Covered Securities shall remain vested in and belong to Shareholder, and Acquiring Fund and Acquired Fund shall not have any authority to direct Shareholder in the voting or disposition of such Covered Securities except as otherwise provided herein.

Section 5.17         Capacity. Shareholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Covered Securities and nothing herein shall limit, restrict or otherwise affect any actions taken by Shareholder in his or her capacity as director, officer or employee of Acquired Fund (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing Acquired Fund or any of its subsidiaries to exercise rights under the Reorganization Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OPPORTUNISTIC CREDIT INTERVAL FUND

By:
Name:
Title:

YIELDSTREET ALTERNATIVE INCOME FUND INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[Shareholder]

[Signature Page to Voting and Support Agreement]

Exhibit A

Shareholder Information

Shareholder	Shares of AIF Common	Notice Address
Shares
[●]	[●]	[●]

Exhibit A